EXHIBIT 2.1

EXECUTION

STOCK PURCHASE AGREEMENT

BY AND AMONG

MERCATOR PARTNERS ACQUISITION CORP.,

GLOBAL INTERNETWORKING, INC.

AND

D. MICHAEL KEENAN,

TODD J. VECCHIO, AND

RAYMOND E. WISEMAN

DATED AS OF MAY 23, 2006

i

3.4	Authority Relative to this Agreement	22
3.5	No Conflict; Required Filings and Consents	23
3.6	Compliance	23
3.7	SEC Filings; Financial Statements	23
3.8	Indebtedness	24
3.9	Over-the-Counter Bulletin Board Quotation	24
3.10	Board Approval	24
3.11	Trust Fund	24
3.12	Representations and Warranties Complete	24
3.13	Survival of Representations and Warranties	25
3.14	Representations and Warranties as to Parallel Target	25

Article IV CONDUCT PRIOR TO THE EFFECTIVE TIME		25
4.1	Conduct of Business by Company and Buyer	25

Article V ADDITIONAL AGREEMENTS		28
5.1	Registration Statement; Proxy Statement; Special Meeting	28
5.2	Directors and Officers of Buyer After Stock Purchase	30
5.3	Other Actions	30
5.4	Required Information	31
5.5	Confidentiality; Access to Information	31
5.6	Charter Protections; Directors’ and Officers’ Liability Insurance	32
5.7	Public Disclosure	32
5.8	Reasonable Efforts	33
5.9	No Buyer Securities Transactions	33
5.10	Certain Claims	34
5.11	No Securities Transactions	34
5.12	No Claim Against Trust Fund	34
5.13	Disclosure of Certain Matters	34
5.14	Nasdaq Listing	35
5.15	No Solicitation	35
5.16	Company and Stockholder Actions	35
5.17	Post Transaction Name, Headquarters, and Operations	35

Article VI CONDITIONS TO THE TRANSACTION		36
6.1	Conditions to Obligations of Each Party to Effect the Stock Purchase	36
6.2	Additional Conditions to Obligations of the Stockholders	36
6.3	Additional Conditions to the Obligations of Buyer	38

Article VII INDEMNIFICATION		40
7.1	Indemnification	40
7.2	Indemnification Procedure	41
7.3	Insurance Effect	43
7.4	Limitations on Indemnification	43
7.5	Exclusive Remedy	44
7.6	Damages; No Adjustment to Consideration	44
7.7	Representative Capacities; Application of Escrow Fund	44

ii

Article VIII TERMINATION		45
8.1	Termination	45
8.2	Notice of Termination; Effect of Termination	46
8.3	Fees and Expenses	46

Article IX DEFINED TERMS		47

Article X GENERAL PROVISIONS		51
10.1	Notices	51
10.2	Interpretation	52
10.3	Counterparts; Facsimile Signatures	53
10.4	Entire Agreement; Third Party Beneficiaries	53
10.5	Severability	53
10.6	Other Remedies; Specific Performance	54
10.7	Governing Law	54
10.8	Rules of Construction	54
10.9	Assignment	54
10.10	Amendment	54
10.11	Extension; Waiver	54
10.12	Arbitration	54

iii

EXECUTION

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT is made and entered into as of May 23, 2006, by and among Mercator Partners Acquisition Corp., a Delaware corporation (“Buyer”), Global Internetworking, Inc., a Virginia corporation (“Company”), and each of the following persons: D. Michael Keenan (“Keenan”), Todd J. Vecchio (“Vecchio”), and Raymond E. Wiseman (“Wiseman”), such persons being all of the stockholders of the Company (each a “Stockholder” and, collectively, the “Stockholders”). The term “Agreement” as used herein refers to this Stock Purchase Agreement, as the same may be amended from time to time, and all schedules hereto (including the Company Schedule and the Parent Schedule, as defined in the preambles to Articles II and III hereof, respectively).

RECITALS

A. The Stockholders own all of the issued and outstanding capital stock of the Company consisting of an aggregate of 2,500,000 shares of Class A Common Stock, par value $0.01 per share (the “Shares”).

B. Buyer desires to purchase, and the Stockholders desire to sell, all of the Shares on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows (defined terms used in this Agreement are listed alphabetically in Article IX, together with the Section and, if applicable, paragraph number in which the definition of each such term is located):

ARTICLE I

PURCHASE AND SALE OF SHARES

1.1 Purchase and Sale of Shares. On the basis of the representations and warranties and undertakings set forth in this Agreement, and on the terms and subject to the conditions set forth in this Agreement, at the Closing (as defined in Section 1.3 hereof), each Stockholder shall sell his Shares to Buyer, and Buyer shall purchase such Shares from each Stockholder (the “Stock Purchase”), free and clear of all claims, charges, liens, contracts, rights, options, security interests, mortgages, encumbrances and restrictions of every kind and nature (together, “Encumbrances”).

1.2 Purchase Price. On the terms and subject to the conditions set forth in this Agreement, the total purchase price for the Shares (the “Purchase Price”) will be paid as follows:

(a) An aggregate of Fourteen Million Dollars ($14,000,000) less the Cash Option Buyout Amount pursuant to Section 1.8 (the “Total Cash Consideration”);

(b) Promissory Notes in the aggregate principal amount of Four Million Dollars ($4,000,000.00), which Promissory Notes shall be in the form attached hereto as Exhibit A;

(c) An aggregate of One Million Three Hundred Thousand (1,300,000) shares of common stock, par value $.0001 per share, of Buyer (“Buyer Common Stock”);

(d) An aggregate of One Million Four Hundred Fifty Thousand (1,450,000) Class W Warrants of Buyer (the “Class W Warrants”) (each of which entitle the holder thereof to purchase one share of Buyer Common Stock at a price of $5.00 per share); and

(e) An aggregate of One Million Four Hundred Fifty Thousand (1,450,000) Class Z Warrants of Buyer (the “Class Z Warrants”) (each of which entitle the holder thereof to purchase one share of Buyer Common Stock at a price of $5.00 per share).

For purposes of this Agreement, the Class W and Class Z Warrants to be issued are sometimes referred to as the “Warrants”, the Warrants and the shares of Buyer Common Stock to be issued are sometimes referred to as the “Buyer Securities” and the Buyer Securities, Promissory Notes and cash to be paid to the holders of Company Common Stock are sometimes referred to as the “Purchase Consideration.”

The Purchase Price will be payable ratably to the Stockholders in accordance with their ownership percentage of the Shares as set forth on Schedule 1.2 hereof, each percentage being such Stockholder’s “Pro Rata Portion”.

1.3 Closing. Unless this Agreement shall have been terminated pursuant to Section 8.1, the closing of the Stock Purchase (the “Closing”) shall take place at the offices of Greenberg Traurig (“Greenberg Traurig”), counsel to Buyer, at 1750 Tysons Boulevard, Suite 1200, McLean, VA 22102, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the “Closing Date”). Closing signatures may be transmitted by facsimile.

1.4 Escrow. As the sole remedy for the indemnity obligations set forth in Article VII, at the Closing the Stockholders shall deposit in escrow, to be held for twelve (12) months following the date of Closing (the “Escrow Period”), Three Hundred Thousand (300,000) of the shares of Buyer Common Stock received by such Stockholders as a result of the Stock Purchase (the “Escrow Shares”), which shares shall be allocated among the Stockholders in their Pro Rata Portion. In addition, the Buyer will have an off-set right against the Promissory Notes (the “Right of Off-set”), allocated among the Stockholders in their Pro Rata Proportions which Right of Off-set will be in an aggregate amount of Five Hundred Thousand Dollars ($500,000). In the event that the Promissory Notes are repaid in whole or in part prior to the termination of the Escrow Period, Buyer shall have the right to deposit up to Five Hundred Thousand Dollars ($500,000) (the “Substitute Cash Escrow”), from the repayment of the Promissory Notes, to be held in escrow with the Escrow Agent (as defined below), or a mutually agreed upon substitute Escrow Agent, on terms substantially similar to those set forth in the Escrow Agreement (as defined below). The Escrow Shares along with the Substitute Escrow Cash (if applicable) is collectively referred to as the “Escrow Fund”. The Escrow Fund shall be administered in accordance with the terms and conditions of the Escrow Agreement to be entered into at the Closing between Buyer, the Company Stockholder Representative (the “Representative”) (who shall be Keenan until a successor is appointed pursuant to Section 1.14(b)) and a mutually agreed upon institution to serve as escrow agent (the “Escrow Agent”), in a form to be mutually agreed upon by the parties (the “Escrow Agreement”). Subject to Article VII, on the first business day following the conclusion of the Escrow Period, the Escrow Agent shall deliver the Escrow Funds, less any such shares and/or cash applied in satisfaction of a claim for indemnification and any shares and/or cash then in dispute pursuant to a timely filed Notice of Claim related to the indemnification obligations set forth in Article VII, to each Stockholder in the same proportions as initially deposited in escrow. Any Escrow Shares and Substitute Escrowed Cash (if applicable), to the extent not applied in satisfaction of a claim for indemnification or then in dispute pursuant to a timely filed Notice of Claim related to the indemnification obligations set forth in Article VII, will be distributed to the Stockholders promptly upon resolution of the dispute or claim.

1.5 Rule 145. All Buyer Securities, inclusive of the shares of Buyer Common Stock underlying the Warrants, issued pursuant to this Agreement to “affiliates” of the Company listed on Schedule 1.5 will be subject to certain resale restrictions under Rule 145 promulgated under the Securities Act and all certificates representing such Buyer Securities shall bear an appropriate restrictive legend.

1.6 Stockholder Matters. (a) By his, her or its execution of this Agreement, each Stockholder, in his, her or its capacity as a stockholder of the Company, hereby approves and adopts this Agreement and authorizes the Company, its directors and officers to take all actions reasonably necessary for the consummation of the Stock Purchase and the other transactions contemplated hereby pursuant to the terms of this Agreement and its exhibits, subject to the provisions of Article VI in relation to conditions to obligations to effect the Stock Purchase.

(b) Each Stockholder, for himself, herself or itself, represents and warrants that the execution and delivery of this Agreement by such Stockholder does not, and the performance of his, her or its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any court, administrative agency, commission, governmental or regulatory authority, domestic or foreign (a “Governmental Entity”), except (i) for applicable requirements, if any, of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (“Exchange Act”), state securities laws (“Blue Sky Laws”), and the rules and regulations thereunder, (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined in Section 10.2(a)) on such Stockholder or the Company or, after the Closing, the Buyer, or prevent consummation of the Stock Purchase or otherwise prevent the parties hereto from performing their obligations under this Agreement, and (iii) for applicable requirements, if any, of any telecommunications regulatory authority.

1.7 Committee and Representative for Purposes of Escrow Agreement. (a) Buyer Committee. Prior to the Closing, the Board of Directors of Buyer shall appoint a committee consisting of one of its then members to act on behalf of Buyer to take all necessary actions and make all decisions pursuant to the Escrow Agreement regarding Buyer’s right to indemnification pursuant to Article VII hereof. In the event of a vacancy in such committee, the Board of Directors of Buyer shall appoint as a successor a Person who was a director of Buyer prior to the Closing Date or some other Person who would qualify as an “independent” director of Buyer and who has not had any relationship with the Company prior to the Closing. Such committee is intended to be the “Committee” referred to in Article VII hereof and the Escrow Agreement.

(b) Representative. The Stockholders hereby designate Keenan to represent the interests of the Persons entitled to receive cash and Buyer Common Stock as a result of the Stock Purchase for purposes of the Escrow Agreement. If such Person ceases to serve in such capacity for any reason, such Person shall designate his or her successor. Failing such designation within 10 business days after the Representative has ceased to serve, those members of the Board of Directors of Buyer who were directors of the Company prior to the Closing shall appoint as successor a Person who was a former stockholder of the Company, or such other Person as such members shall designate. Such Person or successor is intended to be the “Representative” referred to in Section 1.4 and Article VII hereof and the Escrow Agreement.

1.8 Outstanding Company Derivative Securities. The Company shall arrange that the holders of all outstanding options, warrants and other derivative securities of the Company agree to the termination thereof. Such termination may be made contingent upon the occurrence of the Closing. A listing of all outstanding Company Stock Options (as defined in Section 2.3 hereof) and the holders thereof (determined without regard to vesting) is set forth on Schedule 2.3 hereof. The Stockholders agree to deliver to Buyer at the Closing, Stock Option Cancellation Agreements, in form and substance reasonably satisfactory to the Buyer, executed by each holder of Stock Options and providing for the termination of the Stock Option Agreements related thereto (the “Stock Option Cancellation Agreements”). The parties acknowledge and agree that the Stock Option Cancellation Agreements will provide for an aggregate payment by Buyer to the holders of Stock Options in an amount of cash set forth in Schedule 2.3 to be delivered by the Company ten (10) days prior to Closing (the “Cash Option Buyout Amount”). In the event that any holder of Company Stock Options (a “Option Holder”) elects to exercise such Company Stock Options after the date hereof and Buyer, following the Closing, repurchases the shares issued upon exercise of the Company Stock Options, by cash-out merger or otherwise, if such repurchase occurs within one year from the Closing, the Stockholders hereby agree to jointly and severally indemnify Buyer for any amounts expended by Buyer in connection with such repurchase (less the amount of proceeds received by the Company as a result of the exercise of the Company Stock Options by the Option Holder). Such right of indemnification shall not be subject to the Deductible as defined in Section 7.4(b).

1.9 Warrant Escrow. At the Closing the Stockholders shall deposit in escrow, to be held pursuant to the terms hereof, an aggregate of nine hundred sixty-six thousand six hundred sixty-six (966,666) of the Class W Warrants (the “Class W Escrow Warrants”) and nine hundred sixty-six thousand six hundred sixty-six (966,666) of the Class Z Warrants (the “Class Z Escrow Warrants” which along with the Class W Escrow Warrants are collectively referred to herein as the “Escrowed Warrants”), which Class W Escrow Warrants and Class Z Escrow Warrants shall be allocated among the Stockholders in their Pro Rate Portions, all in accordance with the terms and conditions of the Warrant Escrow Agreement to be entered into at the Closing between Buyer, the “Representative” (who shall be Keenan until a successor is appointed pursuant to Section 1.7(b)) and a mutually agreed upon institution to serve as escrow agent, in a form to be mutually agreed upon by the parties (the “Warrant Escrow Agreement”). The Class W Escrow Warrants shall be placed in escrow, and released to the Stockholders when a majority of the Class W Warrants issued and outstanding as of the date of this Agreement are exercised, redeemed, or otherwise converted into cash or equity securities of Buyer. The Class Z Escrow Warrants shall be placed in escrow, and released to the Stockholders as and when a majority of the Class Z Warrants issued and outstanding as of the date of this Agreement are exercised, redeemed, or otherwise converted into cash or equity securities of Buyer. In the event Keenan or Vecchio (collectively, the “Principals”) are dismissed from employment by Buyer (other than for “cause” as may be defined in employment agreements entered into with Buyer) or if there is a Change of Control (as defined below), the release of the Escrowed Warrants shall be accelerated. For purposes hereof, the term “Change of Control” shall mean (i) the consummation of a merger or consolidation of the Buyer with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s (or its parent) securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not stockholders of the Buyer immediately prior to such merger, consolidation or other reorganization (other than through acquisition of Buyer common stock in open market transactions); or (ii) the sale, transfer or other disposition of all or substantially all of the Buyer’s assets; provided, however, that a transaction shall not constitute a Change in Control if its sole effect is to change the state of the Buyer’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Buyer’s securities immediately before such transaction.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

Subject to the exceptions set forth in Schedule 2 attached hereto (the “Company Schedule”) and as inducement to the Buyer to enter into the Agreement and to consummate the transactions contemplated hereby, the Stockholders, jointly and severally, represent and warrant to Buyer, as follows (as used in this Article II and elsewhere in this Agreement, the term “Company” includes the Subsidiaries, as hereinafter defined, unless the context clearly otherwise indicates):

2.1 Organization and Qualification. (a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Except as set forth in Schedule 2.1(a), the Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (“Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Complete and correct copies of the certificate of incorporation and by-laws (or other comparable governing instruments with different names) (collectively referred to herein as “Charter Documents”) of the Company, as amended and currently in effect, have been heretofore delivered or made available to Buyer or Buyer’s counsel. The Company is not in violation of any of the provisions of the Company’s Charter Documents.

(b) Except as set forth in Schedule 2.1(b), the Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Each jurisdiction in which the Company is so qualified or licensed is listed in Schedule 2.1(b).

(c) The minute books of the Company contain true, complete and accurate records of all meetings and consents in lieu of meetings of its Board of Directors (and any committees thereof), similar governing bodies and stockholders (“Corporate Records”) since January 1, 2000. Copies of such Corporate Records of the Company have been heretofore made available to Buyer or Buyer’s counsel.

(d) The stock transfer, warrant and option transfer and ownership records of the Company contain true, complete and accurate records of the securities ownership as of the date of such records and the transfers involving the capital stock and other securities of the Company since January 1, 2000. Copies of such records of the Company have been heretofore made available to Buyer or Buyer’s counsel.

2.2 Subsidiaries. (a) The Company has no subsidiaries other than those listed on Schedule 2.2(a) (each, a “Subsidiary” and, collectively, the “Subsidiaries”). Except for the Subsidiaries, the Company does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or have any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

(b) Each Subsidiary that is a corporation is duly incorporated, validly existing and in good standing under the laws of its state of incorporation (as listed on Schedule 2.2(b)) and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each Subsidiary that is a limited liability company is duly organized or formed, validly existing and in good standing under the laws of its state of organization or formation (as listed on Schedule 2.2(b)) and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Except as set forth in Schedule 2.2(b), each Subsidiary is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or such Subsidiary. Complete and correct copies of the Charter Documents of each Subsidiary, as amended and currently in effect, have been heretofore delivered or made available to Buyer or Buyer’s counsel. No Subsidiary is in violation of any of the provisions of its Charter Documents.

(c) Except as set forth in Schedule 2.2(c), each Subsidiary is duly qualified or licensed to do business as a foreign corporation or foreign limited liability company and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or such Subsidiary. Each jurisdiction in which each Subsidiary is so qualified or licensed is listed in Schedule 2.2(c).

(d) The minute books of each Subsidiary contain true, complete and accurate records of all meetings and consents in lieu of meetings of its Board of Directors (and any committees thereof), similar governing bodies and stockholders since January 1, 2000. Copies of the Corporate Records of each Subsidiary have been heretofore made available to Buyer or Buyer’s counsel.

2.3 Capitalization. (a) The authorized capital stock of the Company consists of: (I) 9,000,000 shares of Class A Common Stock, par value $0.01 per share (the “Company Class A Common Stock”) of which 2,500,000 shares of such Company Class Common Stock are issued and outstanding as of the date of this Agreement; and (II) 1,000,000 shares of Class B Common Stock, par value $0.01 per share (the “Company Class B Common Stock” which, together with the Company Class A Common Stock, is collectively referred to herein as the “Company Common Stock”) of which no shares of such Company Class B Common Stock are issued and outstanding as of the date of this Agreement. All issued and outstanding shares of Company Common Stock are validly issued, fully paid and nonassessable and are owned by the Persons who are Stockholders. As of the date of this Agreement and as it may be revised as of the Closing Date in accordance with the terms of this Agreement, except as set forth on Schedule 2.3(a)(i) no shares of Company Common Stock are reserved for issuance upon the exercise of outstanding options to purchase Company Common Stock granted to employees of Company or other parties (“Company Stock Options”), and (ii) no shares of Company Common Stock are reserved for issuance upon the exercise of outstanding warrants or other rights (other than Company Stock Options) to purchase Company Common Stock. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except as set forth on Schedule 2.3(a), there are no commitments or agreements of any character to which Company is bound obligating Company to accelerate the vesting of any Company Stock Option as a result of the Stock Purchase. All outstanding shares of Company Common Stock and all outstanding Company Stock Options have been issued and granted in compliance with (x) all applicable securities laws and (in all material respects) other applicable laws and regulations, and (y) all requirements set forth in any applicable Company Contracts (as defined in Section 2.19). The Company has heretofore delivered or made available to Buyer or Buyer’s counsel true and accurate copies of the forms of documents used for the issuance of Company Stock Options and a true and complete list of the holders thereof, including their names and the numbers of shares of Company Common Stock underlying such holders’ Company Stock Options.

(b) Except as contemplated by this Agreement and except as set forth in Section 2.3(a) hereof and Schedule 2.3(b), there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of the Company or obligating the Company to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

(c) Except as contemplated by this Agreement and except as set forth on Schedule 2.3(c) hereto, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreement or understanding to which the Company is a party or by which the Company is bound with respect to any equity security of any class of the Company.

(d) The authorized and outstanding capital stock or membership interests of each Subsidiary are set forth in Schedule 2.3(d) hereto. The Company owns all of the outstanding equity securities of each Subsidiary, free and clear of all Liens, either directly or indirectly through one or more other Subsidiaries. There are no outstanding options, warrants or other rights to purchase securities of any Subsidiary.

2.4 Authority Relative to this Agreement. Except as set forth in Schedule 2.4, the Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby (including the Stock Purchase). The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby (including the Stock Purchase) have been duly and validly authorized by all necessary corporate action on the part of the Company (including the approval by its Board of Directors and stockholders, subject in all cases to the satisfaction of the terms and conditions of this Agreement, including the conditions set forth in Article VI), and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby pursuant to the VSCA and the terms and conditions of this Agreement. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

2.5 No Conflict; Required Filings and Consents. (a) Except as set forth in Schedule 2.5(a) hereof, the execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company shall not, (i) conflict with or violate the Company’s Charter Documents, (ii) conflict with or violate any Legal Requirements (as defined in Section 10.2(b)), (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair the Company’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company pursuant to, any Company Contracts, or (iv) result in the triggering, acceleration or increase of any payment to any Person pursuant to any Company Contract, including any “change in control” or similar provision of any Company Contract, except, with respect to clauses (ii), (iii) or (iv), for any such conflicts, violations, breaches, defaults, triggerings, accelerations, increases or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on the Company.

(b) Except as set forth in Schedule 2.5(b), the execution and delivery of this Agreement by the Company does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except for applicable requirements, if any, of the Securities Act, the Exchange Act or Blue Sky Laws, and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which the Company is licensed or qualified to do business and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or, after the Closing, the Buyer, or prevent consummation of the Stock Purchase or otherwise prevent the parties hereto from performing their obligations under this Agreement.

2.6 Compliance: Except as set forth in Schedule 2.6: (i) the Company has complied with and is not in violation of any Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on the Company; (ii) the Company is not in default or violation of any term, condition or provision of any applicable Charter Documents; (iii) no written notice of non-compliance with any Legal Requirements has been received by the Company (and the Company has no Knowledge of any such notice delivered to any other Person), except for failures to comply or violations which, individually or in the aggregate, have not had and are not likely to have a Material Adverse Effect on the Company; and (iv) the Company is not in violation of any term of any Material Company Contract, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on the Company.

2.7 Financial Statements. (a) The Company has provided to Buyer or its counsel or other representatives a correct and complete copy of the audited consolidated financial statements (including any related notes thereto) of the Company for the fiscal years ended September 30, 2005, September 30, 2004 and September 30, 2003 (the “Audited Financial Statements”). The Audited Financial Statements were prepared in accordance with generally accepted accounting principles of the United States (“U.S. GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each fairly presents in all material respects the financial position of the Company at the respective dates thereof and the results of its operations and cash flows for the periods indicated.

(b) Company has provided to Buyer a correct and complete copy of the unaudited consolidated financial statements (including, in each case, any related notes thereto) of the Company for the calendar quarter ended December 31, 2005 and the six months ended March 31, 2006, respectively (the “Unaudited Financial Statements”). The Unaudited Financial Statements comply as to form in all material respects, and were prepared in accordance with, U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and fairly present in all material respects the financial position of the Company at the date thereof and the results of its operations and cash flows for the period indicated, except that such statements do not contain notes and are subject to normal adjustments that are not expected to have a Material Adverse Effect on the Company.

(c) Since January 1, 2000, the books of account, minute books, stock certificate books and stock transfer ledgers and other similar books and records of the Company have been maintained in accordance with good business practice, are complete and correct in all material respects and there have been no material transactions that are required to be set forth therein and which are not so set forth, except for transactions which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on the Company.

(d) Except as otherwise noted in the Audited Financial Statements or the Unaudited Financial Statements, or as set forth in Schedule 2.7(d), the accounts and notes receivable of the Company reflected on the balance sheets included in the Audited Financial Statements and the Unaudited Financial Statements (i) arose from bona fide transactions in the ordinary course of business and are payable on ordinary trade terms, (ii) to the Knowledge of the Stockholders, are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting creditors’ rights generally, and by general equitable principles, (iii) to the Knowledge of the Stockholders, are not subject to any valid set-off or counterclaim except to the extent set forth in such balance sheet contained therein, and (iv) are not the subject of any actions or proceedings brought by or on behalf of the Company.

2.8 No Undisclosed Liabilities. Except as set forth in the Company’s Audited Financial Statements, to the Knowledge of the Stockholders, the Company has no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the Unaudited Financial Statements which, individually or in the aggregate, have had or are reasonably likely to have a Material Adverse Effect on the Company, except: (i) liabilities provided for in or otherwise disclosed in the balance sheet included in the Unaudited Financial Statements, (ii) such liabilities arising in the ordinary course of the Company’s business since September 30, 2005 or liabilities asserted prior thereto for which the Company is contesting in good faith the validity thereof, none of which would have a Material Adverse Effect on the Company; and (iii) those matters set forth in Schedule 2.8 hereto.

2.9 Absence of Certain Changes or Events. Except as set forth in Schedule 2.9 hereto or in the Unaudited Financial Statements, or as otherwise provided in this Agreement, since September 30, 2005, there has not been: (i) any Material Adverse Effect on the Company, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s stock, or any purchase, redemption or other acquisition by the Company of any of the Company’s capital stock or any other securities of the Company or any options, warrants, calls or rights to acquire any such shares or other securities, (iii) any split, combination or reclassification of any of the Company’s capital stock, (iv) any granting by the Company of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by the Company of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by the Company of any increase in severance or termination pay or any entry by Company into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby, (v) entry by the Company into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property (as defined in Section 2.18 hereof) other than licenses in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing agreement filed or required to be filed by the Company with respect to any Governmental Entity, (vi) any material change by the Company in its accounting methods, principles or practices, (vii) any change in the auditors of the Company, (viii) any issuance of capital stock of the Company, (ix) any revaluation by the Company of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of the Company other than in the ordinary course of business, or (x) any agreement, whether written or oral, to do any of the foregoing.

2.10 Litigation. Except as disclosed in Schedule 2.10 hereto, there are no claims, suits, actions or proceedings pending or, to the Knowledge of the Stockholders, threatened against the Company before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on the Company or have a Material Adverse Effect on the ability of the parties hereto to consummate the Stock Purchase.

2.11 Employee Benefit Plans. (a) Except as set forth in Schedule 2.11(a), all employee compensation, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document) covering any active or former employee, director or consultant of the Company, or any trade or business (whether or not incorporated) which is under common control with the Company, with respect to which the Company has liability (collectively, the “Plans”) have been maintained and administered in all material respects in compliance with their respective terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Plans, except as would not reasonably be expected to have a Material Adverse Effect on the Company, and all material liabilities with respect to the Plans have been properly reflected in the financial statements and records of the Company. No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought, or, to the Knowledge of the Stockholders, is threatened, against or with respect to any Plan. There are no audits, inquiries or proceedings pending or, to the Knowledge of the Stockholders, threatened by any governmental agency with respect to any Plan. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Plans have been timely made or accrued. The Company does not have any plan or commitment to establish any new Plan, to modify any Plan (except to the extent required by law or to conform any such Plan to the requirements of any applicable law, in each case as previously disclosed to Buyer in writing, or as required by this Agreement), or to enter into any new Plan. Except as required or prohibited by law, each Plan can be amended, terminated or otherwise discontinued after the Closing to the extent permitted by its terms, without liability to Buyer or the Company (other than ordinary administration expenses and expenses for benefits accrued but not yet paid).

(b) Except as disclosed in Schedule 2.11(b) hereto, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director or employee of the Company under any Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

2.12 Labor and Employment Matters. (a) (i) There are no claims, suits, actions, or proceedings pending or, to the Knowledge of the Stockholders, threatened in writing between the Company or its Subsidiaries, on the one hand, and any of their respective employees or former employees, on the other hand; and (ii) neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement, work council agreement, work force agreement or any other labor union contract applicable to persons employed by the Company or its Subsidiaries, nor, to the Knowledge of the Stockholders, are there any activities or proceedings of any labor union to organize any such employees. Except as would not reasonably be expected to have a Material Adverse Effect on the Company, the Company has not received written notice of any pending charge of (i) an unfair labor practice as defined in the National Labor Relations Act, as amended; (ii) safety violations under the Occupational Safety and Health Act violations; (iii) wage or hour violations; (iv) discriminatory acts or practices in connection with employment matters; or (v) claims by governmental agencies that the Company has failed to comply with any material Law relating to employment or labor matters. To the Knowledge of the Stockholders, the Company is not currently and has not been the subject of any threatened or actual “whistleblower” or similar claims by past or current employees or any other persons, except for any such claims that would not reasonably be expected to have a Material Adverse Effect on the Company.

(b) Except as set forth in Schedule 2.12(b), the Company is currently in compliance with all laws relating to employment, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Entity and has withheld and paid to the appropriate Governmental Entity all amounts required to be withheld from Company employees and is not liable for any arrears of wages, taxes penalties or other sums for failing to comply with any of the foregoing, except in each case in this Section 2.12(b) as would not reasonably be expected to have a Material Adverse Effect on the Company.

(c) (i) Except as otherwise set forth in Schedule 2.12(c), all contracts of employment to which the Company or, to the Knowledge of the Stockholders, any of its Subsidiaries is a party are terminable by the Company or its Subsidiaries on three (3) months’ or less notice without penalty; and (ii) there are no legally binding established practices, plans or policies of the Company or, to the Knowledge of the Stockholders, any of its Subsidiaries, requiring the payment of any material amounts or the provision of any material benefits as a result of the termination of employment of any of its employees (whether voluntary or involuntary) beyond payment of four (4) weeks salary to the particular employee; (iii) neither the Company nor, to the Knowledge of the Stockholders, any of its Subsidiaries has any outstanding liability to pay compensation for loss of office or employment or a severance payment to any present or former employee or to make any payment for breach of any agreement listed in Schedule 2.12(c); (iv) there is no term of employment of any employee of the Company or, to the Knowledge of the Stockholders, any of its Subsidiaries which shall entitle that employee to treat the consummation of the Stock Purchase as amounting to a breach of his contract of employment or entitling him to any payment or benefit whatsoever or entitling him to treat himself as redundant or otherwise dismissed or released from any obligation.

(d) Schedule 2.12(d) sets forth a list of the Company’s employees as of the date hereof including such employee’s job title, current compensation rate, accrued unpaid leave or vacation, and accrued salary to be paid at Closing.

(e) Schedule 2.12(e) sets forth a list of those employees who have been terminated or have resigned during the 90-day period ending on the date hereof

(f) Schedule 2.12(f) sets forth a list of each employment agreement to which the Company is a party that contains change of control provisions.

(g) Schedule 2.12(g) sets forth a list of the Company employees that have not executed a confidentiality agreement or an invention assignment agreement with the Company, the forms of which agreements have been provided or made available to Buyer or its counsel or other representatives.

2.13 Restrictions on Business Activities. Except as disclosed in Schedule 2.13 hereto, to the Knowledge of the Stockholders, there is no agreement, commitment, judgment, injunction, order or decree binding upon the Company or its assets or to which the Company is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company, any acquisition of property by the Company or the conduct of business by Company as currently conducted other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

2.14 Title to Property. (a) The Company does not own any real property. Schedule 2.14(a) hereto sets forth all leases of real property held by the Company (the “Leased Real Property”). The Leased Real Property and all personal property and other property and assets of the Company owned, used or held for use in connection with the business of the Company (collectively, the “Personal Property”) are shown or reflected on the balance sheet included in the Audited Financial Statements or the Unaudited Financial Statements, to the extent required by U.S. GAAP, as of the dates of such Audited Financial Statements or Unaudited Financial Statements. The Company has a good, valid and enforceable leasehold interest in each item of Leased Real Property and owns and has good and marketable title to each other item of Personal Property, and all such Personal Property is in each case held free and clear of all Liens except for liens and encumbrances disclosed in the Audited Financial Statements, the Unaudited Financial Statements or in Schedule 2.14(a) hereto. All items of Leased Real Property and Personal Property are in good and operable condition, ordinary wear and tear excepted, and are suitable for the purposes for which they are intended to be used, except where the failure to comply with the foregoing is not reasonably expected to have a Material Adverse Effect on the Company.

(b) All leases for Leased Real Property and Personal Property are valid and effective in accordance with their respective terms, and there is not, under any of such leases,

any existing material default or event of default of the Company or, to the Knowledge of the Stockholders, any other party (or any event which with notice or lapse of time, or both, would constitute a material default), except where the lack of such validity and effectiveness or the existence of such default or event of default would not reasonably be expected to have a Material Adverse Effect on the Company.

2.15 Taxes. (a) Definition of Taxes. For the purposes of this Agreement, “Tax” or “Taxes” refers to any and all federal, state, local and foreign taxes, including, without limitation, gross receipts, income, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, assessments, governmental charges and duties together with all interest, penalties and additions imposed with respect to any such amounts and any obligations under any agreements or arrangements with any other person with respect to any such amounts and including any liability of a predecessor entity for any such amounts.

(b) Tax Returns and Audits. Except as set forth in Schedule 2.15 hereto:

(i) The Company has timely filed all federal, state, local and foreign returns, estimates, information statements and reports relating to Taxes (“Returns”) required to be filed by the Company with any Tax authority prior to the date hereof, except such Returns which are not material to Company. All such Returns are true, correct and complete in all material respects. The Company has paid all Taxes shown to be due on such Returns.

(ii) All Taxes that the Company is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper governmental authorities to the extent due and payable, except where failure to withhold or collect would not be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company

(iii) The Company has not been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against the Company, nor has the Company executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax, except where any such delinquency, deficiency, or waiver would not be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company.

(iv) To the Knowledge of the Stockholders, no audit or other examination of any Return of the Company by any Tax authority is presently in progress. The Company has not been notified of any request for such an audit or other examination.

(v) No adjustment relating to any Returns filed by the Company has been proposed in writing, formally or informally, by any Tax authority to the Company or, to the Knowledge of the Stockholders, to any representative thereof.

(vi) The Company has no liability for any material unpaid Taxes which has not been accrued for or reserved on the Company’s balance sheets included in the Audited Financial Statements or the Unaudited Financial Statements, whether asserted or unasserted, contingent or otherwise, which is material to the Company, other than any liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of the Company in the ordinary course of business.

2.16 Environmental Matters. (a) Except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect: (i) the Company has complied with all applicable Environmental Laws; (ii) the properties currently operated by the Company (including soils, groundwater, surface water, buildings or other structures) have not been contaminated with any Hazardous Substances by any action of the Company; (iii) the properties formerly owned by the Company were not contaminated with Hazardous Substances during the period of ownership or operation by the Company or, to the Company’s knowledge, during any prior period; (iv) the Company is not subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) the Company has not been associated with any release of any Hazardous Substance; (vi) the Company has not received any notice, demand, letter, claim or request for information alleging that the Company may be in violation of or liable under any Environmental Law; and (vii) the Company is not subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances.

(b) As used in this Agreement, the term “Environmental Law” means any federal, state, local or foreign law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (A) the protection, investigation or restoration of the environment, health and safety, or natural resources; (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

(c) As used in this Agreement, the term “Hazardous Substance” means any substance that is: (i) listed, classified or regulated pursuant to any Environmental Law; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (iii) any other substance which is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law. The Company, and, to the Knowledge of the Stockholders, each other Person that operates the Properties and the Leased Real Property, has obtained all permits, licenses, franchises, authorities, consents and approvals, and has made all material filings and maintained all material data, documentation and records necessary for owning and operating the Properties and the Leased Real Property under Applicable Environmental Law, and all such permits, licenses, franchises, authorities, consents, approvals and filings remain in full force and effect.

(d) There are no pending or, to the Knowledge of the Stockholders, threatened claims, demands, actions, administrative proceedings, lawsuits or inquiries relating to (i) the Properties and the Leased Real Property under Environmental Law, or (ii) the restoration, remediation or reclamation of any Properties or Leased Real Property, except as set forth on Schedule 2.16.

(e) Except as set forth on Schedule 2.16, there are no environmental investigations, studies or audits with respect to any of the Properties or Leased Real Property owned or commissioned by, or in the possession of, the Company.

2.17 Brokers; Third Party Expenses. Except for the fee paid at Closing by Buyer (on behalf of the Company and Stockholders) to Brooks, Houghton & Company (the “Broker’s Fee”) as more fully described in Schedule 2.17 hereto, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage, finders’ fees, agent’s commissions or any similar charges in connection with this Agreement or any transactions contemplated hereby. Except pursuant to Sections 1.2 and 1.8, no shares of common stock, options, warrants or other securities of either Company or Buyer are payable to any third party by Company as a result of the Stock Purchase.

2.18 Intellectual Property. For the purposes of this Agreement, the following terms have the following definitions:

“Intellectual Property” shall mean any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”); (ii) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) software and software programs; (v) domain names, uniform resource locators and other names and locators associated with the Internet; (vi) industrial designs and any registrations and applications therefor; (vii) trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor (collectively, “Trademarks”); (viii) all databases and data collections and all rights therein; (ix) all moral and economic rights of authors and inventors, however denominated, and (x) any similar or equivalent rights to any of the foregoing (as applicable).

“Company Intellectual Property” shall mean any Intellectual Property that is owned by, or exclusively licensed to, Company, including software and software programs developed by or exclusively licensed to the Company (specifically excluding any off the shelf or shrink-wrap software).

“Registered Intellectual Property” means all Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any private, state, government or other legal authority.

“Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by, or filed in the name of, Company.

“Company Products” means all current versions of products or service offerings of Company.

(a) Except as disclosed on Schedule 2.18 hereto, no Company Intellectual Property or Company Product is subject to any material proceeding or outstanding decree, order,

judgment, contract, license, agreement or stipulation restricting in any manner the use, transfer or licensing thereof by the Company, or which may affect the validity, use or enforceability of such Company Intellectual Property or Company Product, which in any such case could reasonably be expected to have a Material Adverse Effect on the Company.

(b) Except as disclosed on Schedule 2.18 hereto, the Company owns and has good and exclusive title to each material item of Company Intellectual Property owned by it free and clear of any liens and encumbrances (excluding non-exclusive licenses and related restrictions granted by it in the ordinary course of business); and the Company is the exclusive owner of all material registered Trademarks used in connection with the operation or conduct of the business of the Company including the sale of any products or the provision of any services by the Company.

(c) To the Knowledge of the Stockholders, the operation of the business of the Company as such business currently is conducted, including (i) the design, development, manufacture, distribution, reproduction, marketing or sale of the Company Products and (ii) the Company’s use of any product, device or process has not and does not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction.

2.19 Agreements, Contracts and Commitments. (a) Schedule 2.19 hereto sets forth a complete and accurate list of all Material Company Contracts (as hereinafter defined), specifying the parties thereto. For purposes of this Agreement, (i) the term “Company Contracts” shall mean all contracts, agreements, leases, mortgages, indentures, notes, bonds, licenses, permits, franchises, purchase orders, sales orders, and other understandings, commitments and obligations of any kind, whether written or oral, to which the Company is a party or by or to which any of the properties or assets of Company may be bound, subject or affected (including without limitation notes or other instruments payable to the Company), (ii) the term “Routine Operating Contracts” shall mean: (A) any agreement for the purchase or sale of telecommunication service in the regular course of business, and (B) any agreement routinely used in the day to day operations of the Company that involves payment by or to the Company less than $15,000 per month or $180,000 per year, and (iii) the term “Material Company Contracts” shall mean (x) each Company Contract that is not a Routine Operating Contract and (I) which provides for payments (present or future) to the Company in excess of $180,000 in the aggregate or (II) under which or in respect of which the Company presently has any liability or obligation of any nature whatsoever (absolute, contingent or otherwise) in excess of $180,000, (y) each Company Contract that is not a Routine Operating Contract and that otherwise is or may be material to the businesses, operations, assets, condition (financial or otherwise) or prospects of the Company and (z) without limitation of subclause (x) or subclause (y), each of the following Company Contracts (but excluding in every case Routine Operating Contracts), the relevant terms of which remain executory:

(i) any mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money by or from the Company, or any officer, director or Stockholder (“Insider”) of the Company;

(ii) any guaranty, direct or indirect, by the Company or any Insider of the Company of any obligation for borrowings, or otherwise, excluding endorsements made for collection in the ordinary course of business and guarantees by Subsidiaries of Company obligations;

(iii) any Company Contract of employment;

(iv) any Company Contract made other than in the ordinary course of business or (x) providing for the grant of any preferential rights to purchase or lease any asset of the Company or (y) providing for any right (exclusive or non-exclusive) to sell or distribute, or otherwise relating to the sale or distribution of, any product or service of the Company;

(v) any obligation to register any shares of the capital stock or other securities of the Company with any Governmental Entity;

(vi) any obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other Persons;

(vii) any collective bargaining agreement with any labor union;

(viii) any lease or similar arrangement for the use by the Company of personal property (other than leases of vehicles, office equipment or operating equipment where the annual lease payments are less than $180,000 in the aggregate); and

(ix) any Company Contract to which any Insider of the Company is a party.

(b) Each Company Contract was entered into at arms’ length and in the ordinary course, is in full force and effect, is valid and binding upon and enforceable against the Company, except where any such failures are not reasonably likely to have a Material Adverse Effect on the Company, and, to the Knowledge of the Stockholders, is valid and binding upon and enforceable against each of the other parties thereto. True, correct and complete copies of all Material Company Contracts (or written summaries in the case of oral Material Company Contracts) have been heretofore made available to Buyer or Buyer’s counsel.

(c) Except as set forth in Schedule 2.19, neither the Company: nor, to the best of Knowledge of the Stockholders, any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Material Company Contract. No party to any Material Company Contract has given any written notice of any claim of any breach, default or event, which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on the Company.

2.20 Insurance. Schedule 2.20 sets forth the Company’s insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors (collectively, the “Insurance Policies”) of the Company which the Company reasonably believes are adequate in amount and scope for the Business in which they are engaged.

2.21 Governmental Actions/Filings: Except as set forth in Schedule 2.21: (i) the Company has been granted and holds, and has made, all Governmental Actions/Filings (including, without limitation, the Governmental Actions/Filings required for the provision of all services provided by the Company (as presently conducted) or used or held for use by the Company, except where any such failure in compliance would not have a Material Adverse Effect upon the Company, and true, complete and correct copies of which have heretofore been made available to Buyer or to Buyer’s counsel; (ii) each such Governmental Action/Filing is in full force and effect and will not expire prior to December 31, 2006 (except to the extent such expiration is not reasonably expected to have a Material Adverse Effect), and the Company is in substantial compliance with all of its obligations with respect thereto except where any such failure in compliance would not have a Material Adverse Effect upon the Company; (iii) no event has occurred and is continuing which requires or permits, or after notice or lapse of time or both would require or permit, and consummation of the transactions contemplated by this Agreement or any ancillary documents will not require or permit (with or without notice or lapse of time, or both), any modification or termination of any such Governmental Actions/Filings except such events which, either individually or in the aggregate, would not have a Material Adverse Effect upon the Company; and (iv) no Governmental Action/Filing is necessary to be obtained, secured or made by the Company to enable it to continue to conduct its businesses and operations and use its properties after the Closing in a manner which is consistent with current practice except such actions or filings, either individually or in the aggregate, that would not have a Material Adverse Effect upon the Company. For purposes of this Agreement, the term “Governmental Action/Filing” shall mean any franchise, license, certificate of compliance, authorization, consent, order, permit, approval, consent or other action of, or any filing, registration or qualification with, any federal, state, municipal, foreign or other governmental, administrative or judicial body, agency or authority.

2.22 Interested Party Transactions. Except as set forth in the Schedule 2.22 hereto or in the Audited Financial Statements or the Unaudited Financial Statements, no employee, officer, director or stockholder of the Company or a member of his or her immediate family is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of them, other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of the Company, and (iii) for other employee benefits made generally available to all employees. Except as set forth in Schedule 2.22, to the Knowledge of the Stockholders, none of such individuals has any direct or indirect ownership interest in any Person with whom the Company is affiliated or with whom the Company has a contractual relationship, or in any Person that competes with the Company, except that each employee, stockholder, officer or director of Company and members of their respective immediate families may own less than 1% of the outstanding stock in publicly traded companies that may compete with Company. Except as set forth in Schedule 2.22, to the Knowledge of the Stockholders, no officer, director or Stockholder or any member of their immediate families is, directly or indirectly, interested in any Material Company Contract with the Company (other than such contracts as relate to any such Person’s ownership of capital stock or other securities of the Company or such Person’s employment with the Company).

2.23 Corporate Approvals. The board of directors of the Company has, as of the date of this Agreement, duly approved this Agreement and the transactions contemplated hereby. The shares of Company Common Stock owned by the Stockholders constitute, in the aggregate, the requisite amount of shares necessary for the adoption of this Agreement and the approval of the Stock Purchase by the stockholders of the Company in accordance with the VSCA and the execution of this Agreement by the Stockholders constitutes such adoption and approval.

2.24 Registration Statement; Proxy Statement/Prospectus. (a) The written information to be supplied by the Company, specifically regarding the Company, for inclusion (or incorporation by reference, as the case may be) in the combined registration/proxy statement on Form S-4 (or such successor form as shall then be appropriate) pursuant to which the Buyer Securities will be registered by Buyer under the Securities Act (including any amendments or supplements thereto, the “Registration Statement”) shall not, at the time the Registration Statement is declared effective by the U.S. Securities and Exchange Commission (the “SEC”) and at the Closing Date, contain, to the Knowledge of the Stockholders, (i) any untrue statement of a material fact; or (ii) omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

(b) The written information to be supplied by the Company, specifically regarding the Company, for inclusion in the proxy statement made part of the Registration Statement to be sent to the stockholders of the Buyer in connection with the special meeting of stockholders of the Buyer (the “Special Meeting”) to consider and vote on a proposal to adopt this Agreement (such proxy statement/prospectus, as the same may be amended or supplemented, the “Proxy Statement”) shall not on the date the Proxy Statement is first mailed to the stockholders of the Buyer, at the time of the Special Meeting and at the Closing Date, to the Knowledge of the Stockholders (i) contain any untrue statement of a material fact or (ii) omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading, or (iii) omit to state any material fact necessary to correct any statement in any earlier written communication constituting a solicitation of proxies by the Buyer for the Special Meeting which has in the interim become false or misleading in any material respect.

2.25 Representations and Warranties Complete. The representations and warranties of the Company included in this Agreement and any list, statement, document or information set forth in, or attached to, any Schedule provided pursuant to this Agreement or delivered hereunder, are, to the Knowledge of the Stockholders (i) true and complete in all material respects, (ii) do not contain any untrue statement of a material fact or (iii) omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, under the circumstance under which they were made.

2.26 Survival of Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall survive the Closing until one (1) year after the Closing Date, except that the representations and warranties set forth in Sections 2.3 and 2.15 shall survive the Closing until the first to occur of (i) the expiration of the applicable statute of limitations, or (ii) three (3) years after the Closing Date.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT

Except as set forth in Schedule 3 attached hereto (the “Buyer Schedule”), Buyer represents and warrants to the Stockholders, as follows:

3.1 Organization and Qualification. (a) Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Buyer is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being or currently planned by Buyer to be conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Buyer. Complete and correct copies of the Charter Documents of Buyer, as amended and currently in effect, have been heretofore delivered or made available to the Company. Buyer is not in violation of any of the provisions of the Buyer’s Charter Documents.

(b) Buyer is duly qualified or licensed to do business as a foreign corporation and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Buyer.

3.2 Subsidiaries. Buyer has no Subsidiaries and does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or has any agreement or commitment to purchase any such interest, and Buyer has not agreed and is not obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

3.3 Capitalization. (a) As of the date of this Agreement, the authorized capital stock of Buyer consists of 40,000,000 shares of common stock, par value $0.0001 per share (“Buyer Common Stock”), 12,000,000 shares of Class B common stock, par value $0.0001 per share (“Buyer Class B Common Stock”) and 5,000 shares of preferred stock, par value $0.0001 per share (“Buyer Preferred Stock”), of which 1,150,100 shares of Buyer Common Stock, 10,580,000 shares of Buyer Class B Common Stock and no shares of Buyer Preferred Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable. Except as set forth in Schedule 3.3(a), (i) no shares of Buyer Common Stock, Buyer Class B Common Stock or Buyer Preferred Stock are reserved for issuance upon the exercise of outstanding options to purchase Buyer Common Stock, Buyer Class B Common Stock or Buyer Preferred Stock granted to employees of Buyer or other parties (“Buyer Stock Options”) and there are no outstanding Buyer Stock Options; (ii) other than with respect to 10,640,000 outstanding Class W

Warrants and 10,640,000 outstanding Class Z Warrants, no shares of Buyer Common Stock, Buyer Class B Common Stock or Buyer Preferred Stock are reserved for issuance upon the exercise of outstanding warrants to purchase Buyer Common Stock, Buyer Class B Common Stock or Buyer Preferred Stock; and (iii) no shares of Buyer Common Stock, Buyer Class B Common Stock or Buyer Preferred Stock are reserved for issuance upon the conversion of the Buyer Preferred Stock or any outstanding convertible notes, debentures or securities (“Buyer Convertible Securities”). All shares of Buyer Common Stock, Buyer Class B Common Stock and Buyer Preferred Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. All outstanding shares of Buyer Common Stock, all outstanding shares of Buyer Class B Common Stock, and all outstanding Warrants have been issued and granted in compliance with (x) all applicable securities laws and (in all material respects) other applicable laws and regulations, and (y) all requirements set forth in any applicable Buyer Contracts (as defined below). Buyer has heretofore delivered or made available to the Company true, complete and accurate copies of the Buyer Warrants, including any and all documents and agreements relating thereto. For purposes hereof, the term “Buyer Contracts” shall mean all contracts, agreements, leases, mortgages, indentures, notes, bonds, licenses, permits, franchises, purchase orders, sales orders, and other understandings, commitments and obligations of any kind, whether written or oral, to which the Buyer is a party or by or to which any of the properties or assets of Buyer may be bound, subject or affected (including without limitation notes or other instruments payable to the Buyer).

(b) The shares of Buyer Common Stock to be issued by Buyer in connection with the Stock Purchase, upon issuance in accordance with the terms of this Agreement, will be duly authorized and validly issued and such shares of Buyer Common Stock will be fully paid and nonassessable.

(c) Except as contemplated by this Agreement or the Buyer SEC Reports (as defined in Section 3.7), there are no registrations rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings to which the Buyer is a party or by which the Buyer is bound with respect to any equity security of any class of the Buyer.

3.4 Authority Relative to this Agreement. Buyer has full corporate power and authority to: (i) execute, deliver and perform this Agreement, and each ancillary document which Buyer has executed or delivered or is to execute or deliver pursuant to this Agreement, and (ii) carry out Buyer’s obligations hereunder and thereunder and, to consummate the transactions contemplated hereby (including the Stock Purchase). The execution and delivery of this Agreement and the consummation by Buyer of the transactions contemplated hereby (including the Stock Purchase) have been duly and validly authorized by all necessary corporate action on the part of Buyer (including the approval by its Board of Directors), and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than the Buyer Stockholder Approval (as defined in Section 5.1(a)). This Agreement has been duly and validly executed and delivered by Buyer and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

3.5 No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by Buyer does not, and the performance of this Agreement by Buyer shall not: (i) conflict with or violate Buyer’s Charter Documents, (ii) conflict with or violate any Legal Requirements, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair Buyer’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Buyer pursuant to, any Buyer Contracts, except, with respect to clauses (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on Buyer.

(b) The execution and delivery of this Agreement by Buyer does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which Buyer is qualified to do business, (ii) the qualification of Buyer as a foreign corporation in those jurisdictions in which the business of the Company makes such qualification necessary, and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Buyer, or prevent consummation of the Stock Purchase or otherwise prevent the parties hereto from performing their obligations under this Agreement.

3.6 Compliance. Buyer has complied with, is not in violation of, any Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on Buyer. The business and activities of Buyer have not been and are not being conducted in violation of any Legal Requirements. Buyer is not in default or violation of any term, condition or provision of its Charter Documents. No written notice of non-compliance with any Legal Requirements has been received by Buyer.

3.7 SEC Filings; Financial Statements. (a) Buyer has made available to the Company and the Stockholders a correct and complete copy of each report, registration statement and definitive proxy statement filed by Buyer with the SEC (the “Buyer SEC Reports”), which are all the forms, reports and documents required to be filed by Buyer with the SEC prior to the date of this Agreement. As of their respective dates the Buyer SEC Reports: (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Buyer SEC Reports, and (ii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent set forth in the preceding sentence, Buyer makes no representation or warranty whatsoever concerning the Buyer SEC Reports as of any time other than the time they were filed.

(b) Each set of financial statements (including, in each case, any related notes thereto) contained in Buyer SEC Reports, including each Buyer SEC Report filed after the date hereof until the Closing, complied or will comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-Q of the Exchange Act) and each fairly presents or will fairly present in all material respects the financial position of Buyer at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were, are or will be subject to normal adjustments which were not or are not expected to have a Material Adverse Effect on Buyer taken as a whole.

3.8 Indebtedness. Buyer has no indebtedness for borrowed money.

3.9 Over-the-Counter Bulletin Board Quotation. Buyer Common Stock is quoted on the Over-the-Counter Bulletin Board (“OTC BB”). There is no action or proceeding pending or, to Buyer’s knowledge, threatened against Buyer by NASDAQ or NASD, Inc. (“NASD”) with respect to any intention by such entities to prohibit or terminate the quotation of Buyer Common Stock on the OTC BB.

3.10 Board Approval. The Board of Directors of Buyer (including any required committee or subgroup of the Board of Directors of Buyer) has, as of the date of this Agreement, unanimously (i) declared the advisability of the Stock Purchase and approved this Agreement and the transactions contemplated hereby, (ii) determined that the Stock Purchase is in the best interests of the stockholders of Buyer, and (iii) determined that the fair market value of the Company (together with the fair market value of the Parallel Target as defined in Section 3.14) is equal to at least 80% of Buyer’s net assets.

3.11 Trust Fund. As of the date hereof and at the Closing Date, Buyer has and will have no less than Fifty Five Million Dollars ($55,000,000.00) invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 in a trust account administered by Continental Stock Transfer and Trust Company (the “Trust Fund”), less such amounts, if any, as Buyer is required to pay to stockholders who elect to have their shares converted to cash in accordance with the provisions of Buyer’s Charter Documents.

3.12 Representations and Warranties Complete. The representations and warranties of Buyer included in this Agreement and any list, statement, document or information set forth in, or attached to, any Schedule provided pursuant to this Agreement or delivered hereunder, are true and complete in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, under the circumstance under which they were made.

3.13 Survival of Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall survive the Closing until one (1) year after the Closing Date, except that the representations and warranties set forth in Section 3.3 shall survive the Closing until the first to occur of (i) the expiration of the applicable statute of limitations, or (ii) three (3) years after the Closing Date.

3.14 Representations and Warranties as to Parallel Target. Buyer represents and warrants that: (i) prior to execution of the Agreement, it shall have completed all reasonable due diligence as to European Telecommunications and Technology, Ltd. (the “Parallel Target”) and made all due diligence materials with respect to Parallel Target available to the Company reasonably in advance of the execution of the Agreement; and (ii) to Buyer’s Knowledge, Parallel Target has not breached in any material respect any representation or warranty made by Parallel Target to Buyer in connection with the Parallel Transaction (as defined in the Letter of Intent).

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1 Conduct of Business by Company and Buyer. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of the Company and Buyer shall, except to the extent that the other party shall otherwise consent in writing, carry on its business in the usual, regular and ordinary course consistent with past practices, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations (except where noncompliance would not have a Material Adverse Effect), pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve substantially intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its material relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has significant business dealings. In addition, without the prior written consent of the other party, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of the Company and Buyer shall not do any of the following:

(a) Waive any stock repurchase rights, amend or (except as specifically provided for herein) change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

(b) Grant any severance or termination pay to any officer or employee except pursuant to applicable law, written agreements outstanding, or policies existing on the date hereof and as previously or concurrently disclosed in writing or made available to the other party, or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof;

(c) Transfer or license to any person or otherwise extend, amend or modify any material rights to any Intellectual Property of the Company or Buyer, as applicable, or enter into grants to transfer or license to any person future patent rights, other than in the ordinary course of business consistent with past practices provided that in no event shall the Company or Buyer license on an exclusive basis or sell any Intellectual Property of the Company, or Buyer as applicable;

(d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock, provided, however, Buyer shall have the right to declare a dividend to its stockholders as of a record date prior to the Closing Date if Buyer retains sufficient funds to consummate the Stock Purchase hereunder;

(e) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of the Company and Buyer, as applicable, including repurchases of unvested shares at cost in connection with the termination of the relationship with any employee or consultant pursuant to stock option or purchase agreements in effect on the date hereof, provided, however, Buyer shall have the right to make payments on those shares of its Buyer Common Stock that are converted into cash in accordance with the Buyer’s charter;

(f) Issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible or exchangeable securities; provided, however, the Buyer may raise capital through the issuance of debt or equity securities (in a single transaction or series of substantially related transactions);

(g) Amend its Charter Documents, provided, however, Buyer shall have the right to amend its charter to change its name and to otherwise consummate the Stock Purchase hereunder;

(h) Except for a Parallel Transaction (as defined in the Letter of Intent) with the Parallel Target as defined in Section 3.14, acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Buyer or the Company as applicable, or enter into any joint ventures, strategic partnerships or alliances or other arrangements that provide for exclusivity of territory or otherwise restrict such party’s ability to compete or to offer or sell any products or services;

(i) Sell, lease, license, encumber or otherwise dispose of any properties or assets, except (A) sales of services and licenses of software in the ordinary course of business consistent with past practice, (B) sales of inventory in the ordinary course of business consistent with past practice, (C) and the sale, lease or disposition (other than through licensing) of property or assets that are not material, individually or in the aggregate, to the business of such party;

(j) Incur any indebtedness for borrowed money in excess of $25,000 in the aggregate (other than guaranties with respect to services purchased in the ordinary course of business and purchase money debt in connection with the acquisition by the Company of vehicles, office equipment and operating equipment not exceeding $500,000 in the aggregate) or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Buyer or the Company, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

(k) Adopt or amend any employee benefit plan, policy or arrangement, any employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants, except in the ordinary course of business consistent with past practices, provided, however: (i) Buyer shall have the right to adopt an equity incentive plan for employees, directors, advisors and consultants; (ii) the foregoing shall not prohibit the Company from terminating any such plans, policies, or arrangements to the extent permitted by law and the terms of the applicable plan; (iii) the foregoing shall not prohibit the Company from paying any accrued salary as set forth on Schedule 2.12(d); and (iv) the foregoing shall not prohibit the Company from complying with the provisions of Section 1.8 regarding stock options.

(l) Pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement) other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practices or in accordance with their terms, or liabilities recognized or disclosed in the Unaudited Financial Statements or in the most recent financial statements included in the Buyer SEC Reports filed prior to the date of this Agreement, as applicable, or incurred since the date of such financial statements, or waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce any confidentiality or similar agreement to which the Company is a party or of which the Company is a beneficiary or to which Buyer is a party or of which Buyer is a beneficiary, as applicable;

(m) Except in the ordinary course of business consistent with past practices, modify, amend or terminate any Material Company Contract or Buyer Contract, as applicable, or waive, delay the exercise of, release or assign any material rights or claims thereunder;

(n) Except as required by U.S. GAAP, revalue any of its assets or make any change in accounting methods, principles or practices;

(o) Except in the ordinary course of business consistent with past practices, incur or enter into any agreement, contract or commitment other than a Routine Operating Contract;

(p) Make or rescind any Tax elections that, individually or in the aggregate, could be reasonably likely to adversely affect in any material respect the Tax liability or Tax attributes of such party, settle or compromise any material income tax liability or, except as required by applicable law, materially change any method of accounting for Tax purposes or prepare or file any Return in a manner inconsistent with past practice;

(q) Form, establish or acquire any subsidiary except as contemplated by this Agreement;

(r) Permit any Person to exercise any of its discretionary rights under any Plan to provide for the automatic acceleration of any outstanding options, the termination of any outstanding repurchase rights or the termination of any cancellation rights issued pursuant to such plans, except as required by Section 1.8;

(s) Make capital expenditures except in accordance with prudent business and operational practices consistent with prior practice;

(t) Make or omit to take any action which would be reasonably anticipated to have a Material Adverse Effect;

(u) Enter into any transaction with or distribute or advance any assets or property to any of its officers, directors, partners, stockholders or other affiliates (other than payment of salary and benefits in the ordinary course of business consistent with past practice); or

(v) Agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 4.1 (a) through (v) above.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Registration Statement; Proxy Statement; Special Meeting. (a) As promptly as practicable after the execution of this Agreement, the Buyer will prepare and file with the SEC the Registration Statement in which the Proxy Statement will be included. Buyer, with the reasonable assistance of Company, will respond to any comments of the SEC and will use its commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and Buyer will cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time. As promptly as practicable after the execution of this Agreement, the Buyer will prepare and file any other filings required under the Exchange Act, the Securities Act or any other Federal, foreign or Blue Sky laws relating to the Stock Purchase and the transactions contemplated by this Agreement, (collectively, the “Other Filings”). Each party will notify the other party promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other governmental officials for amendments or supplements to the Registration Statement or any Other Filing or for additional information and will supply the other party with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or other government officials, on the other hand, with respect to the Registration Statement, the Stock Purchase or any Other Filing. The Registration Statement and the Other Filings will comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Registration Statement or any Other Filing, the Company or Buyer, as the case may be, will promptly inform the other party of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of the Buyer, such amendment or supplement. The proxy materials will be sent to the stockholders of Buyer for the purpose of soliciting proxies from holders of Buyer Common Stock to vote in favor of: (i) the adoption of this Agreement and the approval of the Stock Purchase (“Buyer Stockholder Approval”); (ii) the change of the name of Buyer to Global Telecom & Technology, Inc. (the “Name Change Amendment”); (iii) an increase in the number of authorized shares of Buyer Common Stock to Eighty Million (80,000,000) (the “Capitalization Amendment”); and (iv) the adoption of an equity incentive plan at a meeting of holders of Buyer Common Stock to be called and held for such purpose (the “Special Meeting”). The Buyer Plan shall provide that an aggregate of Three Million (3,000,000) shares of Buyer Common Stock shall be reserved for issuance pursuant to the equity incentive plan. Such proxy materials shall be in the form of a proxy statement to be used for the purpose of soliciting such proxies from holders of Buyer Common Stock (the “Proxy Statement”). The Company shall furnish to Buyer all information concerning the Company as Buyer may reasonably request in connection with the preparation of the Proxy Statement. The Company and its counsel shall be given an opportunity to review and comment on the Proxy Statement and the Registration Statement prior to filing with the SEC. Buyer, with the assistance of the Company, shall promptly respond to any SEC comments on the Proxy Statement and shall otherwise use reasonable best efforts to cause the Proxy Statement to be approved for issuance by the SEC as promptly as practicable. Buyer shall also take any and all such actions to satisfy the requirements of the Securities Act and the Exchange Act. Prior to the Closing Date, Buyer shall use its reasonable best efforts to cause the Buyer Securities to be registered or qualified under all applicable Blue Sky Laws of each of the states and territories of the United States in which it is believed, based on information furnished by the Company, holders of the Company Common Stock reside and to take any other such actions that may be necessary to enable the Buyer Common Stock to be issued pursuant to the Stock Purchase in each such jurisdiction.

(b) As soon as practicable following its approval by the SEC, Buyer shall distribute the Proxy Statement to the holders of Buyer Common Stock and, pursuant thereto, shall call the Special Meeting in accordance with the DGCL and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the adoption of this Agreement and the approval of the Stock Purchase and the other matters presented to the stockholders of Buyer for approval or adoption at the Special Meeting, including, without limitation, the matters described Section 5.1(a).

(c) Buyer shall comply with all applicable provisions of and rules under the Exchange Act and all applicable provisions of the DGCL in the preparation, filing and distribution of the Proxy Statement, the solicitation of proxies thereunder, and the calling and holding of the Special Meeting. Without limiting the foregoing, Buyer shall ensure that the Proxy Statement does not, as of the date on which it is distributed to the holders of Buyer Common Stock, and as of the date of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that Buyer shall not be responsible for the accuracy or completeness of any information relating to the Company or any other information furnished by the Company for inclusion in the Proxy Statement).

(d) Buyer, acting through its board of directors, shall include in the Proxy Statement the recommendation of its board of directors that the holders of Buyer Common Stock vote in favor of the adoption of this Agreement and the approval of the Stock Purchase, and shall otherwise use reasonable best efforts to obtain the Buyer Stockholder Approval.

5.2 Directors and Officers of Buyer After Stock Purchase. At the Closing, (i) Keenan shall be appointed Chief Executive Officer of Buyer and shall be named to Buyer’s Board of Directors, and (ii) Vecchio shall be appointed as a senior officer of the Company and shall be named as a non-voting observer of Buyer’s Board of Directors with the right to attend Board meetings and enjoy all other rights and privileges of the other Board Meetings excepting the right to vote. The board rights of the Principals as stated above shall continue for so long as either Keenan is Chief Executive Officer of Buyer or during such time as the Stockholders hold at least 7% of the outstanding shares of Buyer Common Stock. The initial independent directors of Buyer shall be subject to the mutual consent of Buyer and the Company or its Stockholders.

5.3 Other Actions. (a) At least five (5) days prior to Closing, Buyer shall prepare a draft Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and its accountant, and such other information that may be required to be disclosed with respect to the Stock Purchase in any report or form to be filed with the SEC (“Stock Purchase Form 8-K”), which shall be in a form reasonably acceptable to the Company and in a format acceptable for EDGAR filing. Prior to Closing, Buyer and the Company shall prepare the press release announcing the consummation of the Stock Purchase hereunder (“Press Release”). Promptly following the Closing, Buyer shall file the Stock Purchase Form 8-K with the SEC and distribute the Press Release.

(b) The Company and Buyer shall further cooperate with each other and use their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable laws to consummate the Stock Purchase and the other transactions contemplated hereby as soon as practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as soon as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party (including the respective independent accountants of the Company and Buyer) and/or any Governmental Entity in order to consummate the Stock Purchase or any of the other transactions contemplated hereby. Subject to applicable laws relating to the exchange of information and the preservation of any applicable attorney-client privilege, work-product doctrine, self-audit privilege or other similar privilege, each of the Company and Buyer shall have the right to review and comment on in advance, and to the extent practicable each will consult the other on, all the information relating to such party that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Stock Purchase and the other transactions contemplated hereby. In exercising the foregoing right, each of the Company and Buyer shall act reasonably and as promptly as practicable.

5.4 Required Information. In connection with the preparation of the Stock Purchase Form 8-K and Press Release, and for such other reasonable purposes, the Company shall, following written request by the Buyer, furnish the Buyer with reasonable written information concerning the Company, its directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Stock Purchase, or any other statement, filing, notice or application made by or on behalf of the Buyer to any third party and/or any Governmental Entity in connection with the Stock Purchase and the other transactions contemplated hereby.

5.5 Confidentiality; Access to Information. (a) Confidentiality. With the exception of Section 3 of the Non-disclosure and Standstill Agreement dated January 24, 2006 (which provision shall be incorporated herein by reference as if stated herein), any confidentiality agreement previously executed by the parties shall be superseded in its entirety by the provisions of this Agreement. Each party agrees to maintain in confidence any non-public information received from the other party, and to use such non-public information only for purposes of consummating the transactions contemplated by this Agreement. Such confidentiality obligations will not apply to (i) information which was known to the one party or their respective agents prior to receipt from the other party; (ii) information which is or becomes generally known; (iii) information acquired by a party or their respective agents from a third party who was not bound to an obligation of confidentiality; and (iv) disclosure required by law. In the event this Agreement is terminated as provided in Article VIII hereof, each party (i) will return or cause to be returned to the other all documents and other material obtained from the other in connection with the Stock Purchase contemplated hereby, and (ii) will use its reasonable best efforts to delete from its computer systems all documents and other material obtained from the other in connection with the Stock Purchase contemplated hereby.

(b) Access to Information. (i) Company will afford Buyer and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of the Company during the period prior to the Closing to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of the Company, as Buyer may reasonably request. No information or knowledge obtained by Buyer in any investigation pursuant to this Section 5.5 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Stock Purchase.

(ii) Buyer will afford the Company and its financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of Buyer and the Parallel Target during the period prior to the Closing to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of Buyer and the Parallel Target, as the Company may reasonably request. No information or knowledge obtained by the Company in any investigation pursuant to this Section 5.6 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Stock Purchase.

(iii) Notwithstanding anything to the contrary contained herein, each party (“Subject Party”) hereby agrees that by proceeding with the Closing, it shall be conclusively deemed to have waived for all purposes hereunder any inaccuracy of representation or breach of warranty by another party which is actually known by the Subject Party prior to the Closing.

5.6 Charter Protections; Directors’ and Officers’ Liability Insurance. (a) All rights to indemnification for acts or omissions occurring through the Closing Date now existing in favor of the current directors and officers of Buyer and the Company as provided in the Charter Documents of Buyer and the Company or in any indemnification agreements shall survive the Stock Purchase and shall continue in full force and effect in accordance with their terms.

(b) If Buyer or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Buyer assume the obligations set forth in this Section 5.6.

(c) The provisions of this Section 5.6 are intended to be for the benefit of, and shall be enforceable by, each Person who will have been a director or officer of Buyer or Company for all periods ending on or before the Closing Date and may not be changed without the consent of Committee referred to in Section 1.7(a).

5.7 Public Disclosure. From the date of this Agreement until Closing or termination, the parties shall cooperate in good faith to jointly prepare all press releases and public announcements pertaining to this Agreement and the transactions governed by it (including, but not limited to, all filings or notices necessary to provide to third parties or Governmental Entities to obtain necessary consents and/or approvals with respect to contemplated transactions), and no party shall issue or otherwise make any public announcement or communication pertaining to this Agreement or the transaction without the prior consent of Buyer (in the case of the Company and the Stockholders) or the Company (in the case of Buyer), except as required by any legal requirement or by the rules and regulations of, or pursuant to any agreement of a trading system. Each party will not unreasonably withhold approval from the others with respect to any press release, public announcement, provision of notice, or request for third party consent, or notification or other filing with any Governmental Entity relating to this Agreement. If any party determines with the advice of counsel that it is required to make this Agreement and the terms of the transaction public or otherwise issue a press release or make public disclosure with respect thereto, it shall, at a reasonable time before making any public disclosure, consult with the other party regarding such disclosure, seek such confidential treatment for such terms or portions of this Agreement or the transaction as may be reasonably requested by the other party and disclose only such information as is legally compelled to be disclosed. This provision will not apply to communications by any party to its counsel, accountants and other professional advisors. Notwithstanding the foregoing, the parties hereto agree that promptly as practicable after the execution of this Agreement, Buyer will file with the SEC a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement, with respect to which Buyer shall consult with the Company. Unless objected to by the Company by written notice given to Buyer within five (5) business days after such filing specifying the language to which objection is taken, any language included in such Current Report shall be deemed to have been approved by the Company and may be used in other filings made by Buyer with the SEC.

5.8 Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, including, but not limited to the provisions of Article VI, each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Stock Purchase and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all consents, approvals or waivers from third parties required as a result of the transactions contemplated in this Agreement, including without limitation the consents referred to in Schedule 2.5 of the Company Disclosure Schedule, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, Buyer and its board of directors and the Company and its board of directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Stock Purchase, this Agreement or any of the transactions contemplated by this Agreement, use its commercially reasonable efforts to enable the Stock Purchase and the other transactions contemplated by this Agreement to be consummated as promptly as practicable on the terms contemplated by this Agreement. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Buyer or the Company to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

5.9 No Buyer Securities Transactions. Each officer, director and Stockholder of the Company shall agree that he shall not sell, transfer or otherwise dispose of an interest in any of the Buyer Securities he receives as a result of the Stock Purchase other than as permitted pursuant to the Lock-Up Letter in the form of Exhibit B hereto executed by such Person prior to the Closing Date.

5.10 Certain Claims. Except as provided for in Section 5.6 of this Agreement, as additional consideration for the issuance of the Stock Purchase Consideration pursuant to this Agreement, each of the Stockholders hereby releases and forever discharges, effective as of the Closing Date, the Company and its directors, officers, employees and agents, from any and all rights, claims, demands, judgments, obligations, liabilities and damages, whether accrued or unaccrued, asserted or unasserted, and whether known or unknown arising out of or resulting from such Stockholder’s (i) status as a holder of an equity interest in the Company; and (ii) employment, service, consulting or other similar agreement entered into with the Company prior to Closing, to the extent that the bases for claims under any such agreement that survives the Closing arise prior to the Closing, provided, however, the foregoing shall not release any obligations of Buyer set forth in this Agreement.

5.11 No Securities Transactions. Neither the Company nor any Stockholder or any of their affiliates, directly or indirectly, shall engage in any transactions involving the securities of Buyer prior to the time of the making of a public announcement of the transactions contemplated by this Agreement. The Company shall use its best efforts to require each of its officers, directors, employees, agents and representatives to comply with the foregoing requirement.

5.12 No Claim Against Trust Fund. The Company and the Stockholders acknowledge that, if the transactions contemplated by this Agreement are not consummated by Buyer by October 15,2007, Buyer may be obligated to return to its stockholders the amounts being held in the Trust Fund. Accordingly, the Company and the Stockholders hereby waive all rights against Buyer to collect from the Trust Fund any moneys that may be owed to them by Buyer for any reason whatsoever, including but not limited to a breach of this Agreement by Buyer or any negotiations, agreements or understandings with Buyer (other than as a result of the Stock Purchase, pursuant to which the Company would have the right to collect the monies in the Trust Fund), and will not seek recourse against the Trust Fund for any reason whatsoever.

5.13 Disclosure of Certain Matters. Each of Buyer and the Company will provide the other with prompt written notice of any event, development or condition that (a) would cause any of such party’s representations and warranties to become untrue or misleading or which may affect its ability to consummate the transactions contemplated by this Agreement, (b) had it existed or been known on the date hereof would have been required to be disclosed under this Agreement, (c) gives such party any reason to believe that any of the conditions set forth in Article VI will not be satisfied, (d) is of a nature that is or may be materially adverse to the operations, prospects or condition (financial or otherwise) of Buyer, the Company, or the Parallel Target, or (e) would require any amendment or supplement to the Proxy Statement. The parties shall have the obligation to supplement or amend the Company Schedules and Buyer Schedules (the “Disclosure Schedules”) being delivered concurrently with the execution of this Agreement and annexed hereto, and to provide additional Disclosure Schedules, with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in a Disclosure Schedule. The obligations of the parties to amend or supplement the Disclosure Schedules being delivered herewith and to provide any additional Disclosure Schedules shall terminate on the Closing Date. Notwithstanding any such amendment, supplementation, or addition, for purposes of Sections 6.2(a), 6.3(a), 8.1(d) and 8.1(e), the representations and warranties of the parties shall be made with reference to the Disclosure Schedules as they exist at the time of execution of this

Agreement, subject to such anticipated changes as are set forth in Schedule 4.1 or otherwise expressly contemplated by this Agreement or which are set forth in the Disclosure Schedules as they exist on the date of this Agreement.

5.14 Nasdaq Listing. Buyer shall use its best efforts to obtain the listing for trading on Nasdaq (or any other nationally recognized securities exchange) of the Buyer Common Stock, the class of warrants issued in Buyer’s initial public offering and the Units issued in Buyer’s initial public offering (each Unit consisting of one share of Buyer Common Stock and two such warrants). If such listing is not obtained by the Closing, Buyer shall continue to use its best efforts after the Closing to obtain such listing.

5.15 No Solicitation.

(a) The Company will not, and will cause its Affiliates, employees, agents and representatives not to, directly or indirectly, solicit or enter into discussions or transactions with, or encourage, or provide any information to, any corporation, partnership or other entity or group (other than Buyer and its designees) concerning any merger, sale of ownership interests and/or assets of the Company, recapitalization or similar transaction.

(b) Except with respect to the acquisition of the Parallel Target, Buyer will not, and will cause its employees, agents and representatives not to, directly or indirectly, solicit or enter into discussions or transactions with, or encourage, or provide any information to, any corporation, partnership or other entity or group (other than the Company and its designees) concerning any merger, purchase of ownership interests and/or assets, recapitalization or similar transaction.

5.16 Company and Stockholder Actions. Each of the Company and the Stockholders shall use its commercially reasonable efforts to take such actions as are reasonably necessary to fulfill its obligations under this Agreement and to enable Buyer to fulfill its obligations hereunder. The failure of the Stockholders to waive a condition set forth herein shall not be deemed a violation of this Section.

5.17 Post Transaction Name, Headquarters, and Operations. The name of the Company shall continue to be “Global Internetworking” for all major portions of its business except that the name of Buyer will be changed to Global Telecom & Technology, Inc., and the corporate headquarters of Buyer and the Company Corporation shall be located in McLean, Virginia at 8484 Westpark Drive, Suite 720, or such other place as may be mutually agreed upon. Buyer shall offer employment to substantially the entire current workforce of the Company and provide similar compensation and fringe benefits to current employees of the Company. The costs of employee attrition resulting from the implementation of any business plan will, unless otherwise agreed, become a cost paid by Buyer. From and after the Closing Date, Buyer shall honor, or shall cause the Company to honor, in accordance with their terms, all contracts, agreements, arrangements, policies, plans and commitments of the Company as in effect immediately prior to the Closing Date that are applicable to any current or former employees or directors of the Company. Employees of the Company shall receive credit for purposes of eligibility, participation and vesting (but not for benefit accruals) under any employee benefit plan, program or arrangement established or maintained by the Buyer or the

Company for service accrued or deemed accrued prior to the Closing Date with the Company; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. In addition, Buyer shall waive, or cause to be waived, any limitations on benefits relating to any pre-existing conditions to the same extent such limitations are waived under any comparable plan of Buyer or its subsidiaries and recognize, for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by employees of the Company in the calendar year in which the Closing Date occurs.

ARTICLE VI

CONDITIONS TO THE TRANSACTION

6.1 Conditions to Obligations of Each Party to Effect the Stock Purchase. The respective obligations of each party to this Agreement to effect the Stock Purchase shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Stock Purchase illegal or otherwise prohibiting consummation of the Stock Purchase, substantially on the terms contemplated by this Agreement.

(b) Stockholder Approval. The Buyer Stockholder Approval, the Name Change Amendment and the Capitalization Amendment shall have been duly approved and adopted by the stockholders of Buyer by the requisite vote under the laws of the State of Delaware and the Buyer Charter Documents and an executed copy of an amendment to Buyer’s Certificate of Incorporation reflecting the Name Change Amendment and the Capitalization Amendment shall have been filed with the Delaware Secretary of State to be effective as of the Closing.

(c) Buyer Common Stock. Holders of twenty percent (20%) or more of the shares of Buyer Common Stock issued in Buyer’s initial public offering of securities and outstanding immediately before the Closing shall not have exercised their rights to convert their shares into a pro rata share of the Trust Fund in accordance with Buyer’s Charter Documents.

(d) Governmental Approvals. Final and unappealable approvals from any Governmental Entity (if any) necessary for the consummation of the Stock Purchase shall have been obtained and any waiting period applicable to the consummation of the Stock Purchase shall have expired or been terminated.

6.2 Additional Conditions to Obligations of Stockholders. The obligations of the Stockholders to consummate and effect the Stock Purchase shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Stockholders:

(a) Representations and Warranties. Each representation and warranty of Buyer contained in this Agreement that is qualified as to materiality shall have been true and correct (i) as of the date of this Agreement and (ii) on and as of the Closing Date with the same force and effect as if made on the Closing Date. Each representation and warranty of Buyer contained in this Agreement that is not qualified as to materiality shall have been true and correct (i) in all material respects as of the date of this Agreement and (ii) in all material respects on and as of the Closing Date with the same force and effect as if made on the Closing Date. The Company shall have received a certificate with respect to the foregoing signed on behalf of Buyer by an authorized officer of Buyer (“Buyer Closing Certificate”).

(b) Agreements and Covenants. Buyer shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, except to the extent that any failure to perform or comply (other than a willful failure to perform or comply or failure to perform or comply with an agreement or covenant reasonably within the control of Buyer) does not, or will not, constitute a Material Adverse Effect with respect to Buyer, and the Buyer Closing Certificate shall include a provision to such effect.

(c) No Litigation. No action, suit or proceeding shall be pending or threatened before any Governmental Entity which is reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect materially and adversely or otherwise encumber the title of the shares of Buyer Common Stock to be issued by Buyer in connection with the Stock Purchase and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.

(d) Consents. Buyer shall have obtained all consents, waivers and approvals required to be obtained by Buyer in connection with the consummation of the transactions contemplated hereby (including, but not limited to, those relating to the acquisition of the Parallel Target), other than consents, waivers and approvals the absence of which, either alone or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Buyer and the Buyer Closing Certificate shall include a provision to such effect.

(e) Material Adverse Effect. No Material Adverse Effect with respect to Buyer or Parallel Target shall have occurred since the date of this Agreement.

(f) SEC Compliance. Immediately prior to Closing, Buyer shall be in compliance with the reporting requirements under the Exchange Act.

(g) Opinion of Counsel. The Company and stockholders shall have received from Greenberg Traurig, counsel to Buyer, an opinion of counsel in substantially the form of Exhibit C annexed hereto.

(h) Other Deliveries. At or prior to Closing, Buyer shall have delivered to the Company (i) copies of resolutions and actions taken by Buyer’s board of directors and stockholders in connection with the approval of this Agreement and the transactions contemplated hereunder, and (ii) such other documents or certificates as shall reasonably be required by the Company and its counsel in order to consummate the transactions contemplated hereunder.

(i) Press Release. Buyer shall have delivered the Press Release to the Company, in a form reasonably acceptable to the Company.

(j) Trust Fund. Buyer shall have made appropriate arrangements with American Stock Transfer & Trust Company to have the Trust Fund, which shall contain no less than the amount referred to in Section 3.1, dispersed to Buyer immediately upon the Closing.

(k) Principals. Employment Agreements between the Company and each of the Principals, in the form of Exhibit D, shall be in full force and effect immediately after Closing.

(l) Parallel Transaction. The Parallel Transaction shall have been consummated at or prior to Closing of the transactions contemplated hereby on terms and conditions substantially as set forth in the Offer Document between Buyer and Parallel Target which Offer Document is attached hereto as Exhibit F. In no event will Buyer waive the Parallel Target’s breach of any representation or warranty or compliance with any covenant if such breach or non-compliance is, or is likely to have, a Material Adverse Effect on the business of the Parallel Target without obtaining the consent of the Company to such waiver, which consent shall not be unreasonably withheld.

(m) Registration. Buyer shall have filed with the SEC the Registration Statement (in which the Proxy Statement will be included) so that the Buyer Securities will be registered upon the completion of such process.

(n) Lock-Up Agreement. The Lock-Up Agreements in the form of Exhibit B shall be in full force and effect.

(o) Purchase Price. Subject to the Sections 1.4 and 1.9 hereof, with respect to the required deposit of the Escrow Fund and the Escrowed Warrants, respectively, Buyer shall have delivered the Purchase Price to each of the Stockholders.

6.3 Additional Conditions to the Obligations of Buyer. The obligations of Buyer to consummate and effect the Stock Purchase shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Buyer:

(a) Representations and Warranties. Each representation and warranty of the Stockholders and Company contained in this Agreement that is qualified as to materiality shall have been true and correct (i) as of the date of this Agreement and (ii) subject to the provisions of the last sentence of Section 5.13, on and as of the Closing Date with the same force and effect as if made on the Closing Date. Each representation and warranty of the Stockholders and Company contained in this Agreement that is not qualified as to materiality shall have been true and correct (i) in all material respects as of the date of this Agreement and (ii) in all material respects on and as of the Closing Date with the same force and effect as if made on the Closing Date. The Buyer shall have received a certificate with respect to the foregoing signed on behalf of the Company by an authorized officer of the Company (“Company Closing Certificate”).

(b) Agreements and Covenants. The Company and the Stockholders shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date except to the extent that any failure to perform or comply (other than a willful failure to perform or comply or failure to perform or comply with an agreement or covenant reasonably within the control of Company) does not, or will not, constitute a Material Adverse Effect on the Company, and the Company Closing Certificate shall include a provision to such effect.

(c) No Litigation. No action, suit or proceeding shall be pending or threatened before any Governmental Entity which is reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect materially and adversely the right of Buyer to own, operate or control any of the assets and operations of the Company following the Stock Purchase and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.

(d) Consents. The Stockholders and the Company shall have obtained all consents, waivers, permits and approvals required to be obtained by the Company in connection with the consummation of the transactions contemplated hereby, other than consents, waivers and approvals the absence of which, either alone or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company and the Company Closing Certificate shall include a provision to such effect.

(e) Material Adverse Effect. No Material Adverse Effect with respect to the Company shall have occurred since the date of this Agreement.

(f) Opinion of Counsel. Buyer shall have received from Rees, Broome & Diaz, P.C., counsel to the Company, an opinion of counsel in substantially the form of Exhibit E annexed hereto.

(g) Employment Agreements. Employment Agreements between the Company and each of the Principals, in the form of Exhibit D, shall be in full force and effect.

(h) Lock-Up Agreements. The Lock-Up Agreements in the form of Exhibit B shall be in full force and effect.

(i) Other Deliveries. At or prior to Closing, the Company shall have delivered to Buyer: (i) copies of resolutions and actions taken by the Company’s board of directors and stockholders in connection with the approval of this Agreement and the transactions contemplated hereunder, and (ii) such other documents or certificates as shall reasonably be required by Buyer and its counsel in order to consummate the transactions contemplated hereunder.

(j) Derivative Securities. There shall be outstanding no options, warrants or other derivative securities entitling the holders thereof to acquire shares of Company Common Stock or other securities of the Company.

(k) Delivery of Shares. Each of the Stockholders shall have delivered to the Buyer certificates for the Shares, free of any Encumbrances, in the names of the Stockholders duly endorsed to Buyer or accompanied by separate stock powers.

ARTICLE VII

INDEMNIFICATION

7.1 Indemnification. (a) Subject to the terms and conditions of this Article VII (including without limitation the limitations set forth in Section 7.4), from and after the Closing Date, Buyer and its successors and permitted assigns (the “Buyer Indemnitees”) shall be indemnified, defended and held harmless by the Stockholders from and against all Losses asserted against, resulting to, imposed upon, or incurred by any Buyer Indemnitee by reason of, arising out of or resulting from:

(i) the inaccuracy or breach of any representation or warranty of Company contained in this Agreement or any Schedule; and

(ii) the non-fulfillment or breach of any covenant or agreement of the Company contained in this Agreement.

(b) From and after the Closing Date, subject to the terms and conditions set forth herein, the Stockholders and their respective heirs, successors, and permitted assigns (collectively, the “Stockholder Indemnitees”) shall be indemnified, defended and held harmless by the Buyer from and against all Losses asserted against, resulting to, imposed upon, or incurred by any Stockholder Indemnitee by reason of, arising out of or resulting from: (i) any inaccuracy or breach of any of the representations or warranties given or made by Buyer in this Agreement or any Schedule; or (ii) the non-fulfillment or breach of any covenant or agreement of the Buyer contained in this Agreement.

(c) As used in this Article VII, subject to the limitations set forth in Section 7.4 hereof, the term “Losses” shall include all losses, liabilities, damages, judgments, awards, orders, penalties, settlements, costs and expenses (including, without limitation, interest, penalties, court costs and reasonable legal fees and expenses) arising from any demands, claims, suits, actions, costs of investigation, notices of violation or noncompliance, causes of action, proceedings and assessments made by third parties whether or not ultimately determined to be valid. Each Indemnified Person (as defined below) shall take commercially reasonable actions to mitigate Losses, and shall reasonably consult and cooperate with each Indemnifying Person (as defined below) with a view toward mitigating Losses, in connection with Third Party Claims (as defined below) for which an Indemnified Person seeks indemnification under this Article VII. Furthermore, the amount of any Losses payable hereunder shall be reduced by the amount of any reserves or accruals reflected as a current liability on the Audited Financial Statements and/or the Unaudited Financial Statements which relate to the facts giving rise to such Losses. The Indemnified Person shall use commercially reasonable efforts to pursue insurance claims or third-party damns that may reduce or eliminate Losses. NO PARTY WILL IN ANY EVENT BE LIABLE UNDER THIS AGREEMENT, AND NO CLAIM MAY IN ANY EVENT BE ASSERTED HEREUNDER, FOR ANY CONSEQUENTIAL OR PUNITIVE DAMAGES

(OTHER THAN IN SUCH CASES WHERE A THIRD PARTY IS ENTITLED TO RECOVER PUNITIVE DAMAGES FROM AN INDEMNIFIED PERSON BASED ON THE ACTIONS OF THE INDEMNIFYING PERSONS) BY REASON OF A BREACH OF ANY REPRESENTATION, WARRANTY, COVENANT, OR AGREEMENT CONTAINED HEREIN.

7.2 Indemnification Procedure. The indemnification obligations and liabilities under this Article VII with respect to actions, proceedings, lawsuits, investigations, demands or other claims brought against Buyer or the Company by a Person (a “Third Party Claim”) shall be subject to the following terms and conditions:

(a) Notice of Claim. The party seeking indemnification (the Indemnified Party”) pursuant to Section 7.1 will give the other party (such other party being the Representative in the case of the Stockholders) prompt written notice (and in any event no later than ten (10) business days) after becoming aware of any Third Party Claim or discovering the liability, obligation or facts giving rise to such Third Party Claim (a “Notice of Claim”) which Notice of Claim shall set forth (i) a brief description of the nature of the Third Party Claim and the material facts relating thereto, (ii) the total amount of the actual out-of-pocket Loss or the anticipated potential Loss (including any costs or expenses which have been or may be reasonably incurred in connection therewith), and (iii) whether such Loss may be covered (in whole or in part) under any insurance and the estimated amount of such Loss which may be covered under such insurance, and the Representative shall be entitled to participate in the defense of Third Party Claim at its expense. A Notice of Claim shall be effective only if provided prior to the date of expiration of the relevant Survival Period.

(b) Defense. The party to provide indemnification (the “Indemnifying Party”) shall (subject to the limitations set forth in subsection 7.2(c) below and subject to the following sentence), at its own expense, by written notice to the Indemnified Party, assume the entire control of, subject to the right of the Indemnified Party to participate (at its expense and with counsel of its choice) in, the defense of the Third Party Claim as to which such Notice of Claim has been given. All expenses, fees, and costs associated with the defense of such Third Party Claim by the Representative on behalf of the Stockholders as Indemnifying Party shall be first paid from the Escrowed Cash and then (should such amount be fully extinguished) from the proceeds from the sale of the Escrowed Shares. If the Indemnifying Party is permitted to assume the defense of a Third Party Claim:

(i) the Indemnifying Party shall diligently and in good faith defend such Third Party Claim and shall keep Indemnifying Party reasonably informed of the status of such defense; provided, however, that in the case of any settlement providing for remedies other than monetary damages for which indemnification is provided, the Indemnifying Party shall have the right to approve the settlement, which approval will not be unreasonably withheld, conditioned, or delayed;

(ii) Indemnified Party shall cooperate fully in all respects with the Indemnifying Party in any such defense, compromise or settlement thereof, including, without limitation, the selection of counsel (which counsel shall be reasonably acceptable to the Indemnified Party), and Indemnified Party shall make available to the Indemnifying Party all pertinent information and documents under its control; and

(iii) for purposes of clarification, to the extent that Stockholders are required to act as an Indemnifying Party pursuant to this Article VII, at such time after the Escrowed Cash is fully exhausted, the Representative shall be entitled on their behalf, without reference to and regardless of any lock ups or restrictions that would otherwise be applicable to the Escrowed Shares (and subject to applicable securities laws), to sell or pledge such Escrowed Shares at any time during the Escrow Period to assist in the defense of and/or to pay any Losses. The parties agree to take all steps necessary, including execution of subsequent documentation, in order to enable Representative to act in accordance with this Article VII.

(c) Limitations of Right to Assume Defense. The Indemnifying Party shall not be entitled to assume control of such defense if (i) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation arising in connection with the potential criminal conduct of that party; or (ii) there is a reasonable likelihood that a Third Party Claim will materially and adversely affect the Indemnifying Party other than as a result of money damages or other money payments.

(d) Other Limitations. Failure to give prompt Notice of Claim or to provide copies of relevant available documents or to furnish relevant available data shall not affect the Indemnifying Party’s duty or obligations under this Article VII, except to the extent (and only to the extent that) such failure shall have adversely affected the ability of the Indemnifying Party to defend against or reduce the Stockholders’ or Buyer’s (as applicable) liability or caused or increased such liability or otherwise caused the damages for which the Stockholders or Buyer (as applicable) are obligated to be greater than such damages would have been had Buyer given the Indemnifying Party prompt notice hereunder. So long as the Indemnifying Party is defending any such action actively and in good faith, the Indemnified Party shall not settle such action. The Indemnified Party shall make available to Indemnifying Party all relevant records and other relevant materials required by them and in the possession or under the control of the Indemnified Party, for the use of the Indemnifying Party and its representatives in defending any such action, and shall in other respects give reasonable cooperation in such defense.

(e) Failure to Defend. If the Indemnifying Party, promptly after receiving a Notice of Claim, fails to defend such Third Party Claim actively and in good faith, the Indemnified Party will (upon further written notice and subject to all other limitations set forth in this Article VII) have the right to undertake the defense, compromise or settlement of such Third Party Claim as it may determine in its reasonable discretion, provided that the Indemnifying Party shall have the right to approve any settlement, which approval will not be unreasonably withheld, conditioned, or delayed.

(f) Indemnified Party’s Rights. Anything in this Section 7.3 to the contrary notwithstanding, the Indemnifying Party shall not, without the written consent of Indemnified Party, settle or compromise any action or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the

Indemnified Party of a full and unconditional release from all liability and obligation in respect of such action without any payment by the Indemnified Party.

(g) Representative Consent. Where the Stockholders are the Indemnifying Party, unless the Representative has consented to a settlement of a Third Party Claim, the amount of the settlement shall not be a binding determination of the amount of the Loss and such amount shall be determined in accordance with the provisions of the Escrow Agreement.

7.3 Insurance Effect. To the extent that any Losses that are subject to indemnification pursuant to this Article VII are covered by insurance, the Indemnified Party shall use commercially reasonable efforts to obtain a defense pursuant to the insurance and the maximum recovery under such insurance; provided that, in the event such insurance is unavailable to pay a Loss, Buyer shall be entitled to bring a claim for indemnification under this Article VII in respect of such Losses and the time limitations set forth in Section 7.4 hereof for bringing a claim of indemnification under this Agreement shall be tolled during the pendency of such insurance claim. The existence of a claim by the Indemnified Party for monies from an insurer or against a third party in respect of any Loss shall not, however, delay any payment pursuant to the indemnification provisions contained herein and otherwise determined to be due and owing. If Indemnified Party has received the payment required by this Agreement from the Indemnifying Party in respect of any Loss and later receives proceeds from insurance or other amounts in respect of such Loss, then it shall hold such proceeds or other amounts in trust for the benefit of the Indemnifying Party and shall pay to the Indemnifying Party, as promptly as practicable after receipt, a sum equal to the amount of such proceeds or other amount received, up to (in the case only of the Stockholders as Indemnifying Party) the aggregate amount of any payments received from the Escrow Account pursuant to this Agreement in respect of such Loss. Notwithstanding any other provisions of this Agreement, it is the intention of the parties that no insurer or any other third party shall be (i) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, or (ii) relieved of the responsibility to pay any claims for which it is obligated.

7.4 Limitations on Indemnification.

(a) Survival; Time Limitation. The representations, warranties, covenants and agreements in this Agreement or in any writing delivered by each party to the other in connection with this Agreement (including the certificate required to be delivered to each party pursuant to Sections 6.2(a) and 6.3(a)) shall survive the Closing until one (1) year after the Closing Date, except that the representations and warranties set forth in Sections 2.3, 2.15, and 3.3 shall survive the Closing until the first to occur of(i) the expiration of the applicable statute of limitations, or (ii) three (3) years after the Closing Date (the “Survival Period”). The indemnification and other obligations under this Article VII shall survive for the same Survival Period and shall terminate with the expiration of such Survival Period, except that: (i) any claims for breach of representation or warranty made by a party hereunder by filing a demand for arbitration under Section 10.12 shall be preserved until final resolution thereof despite the subsequent expiration of the Survival Period and (ii) any claims set forth in a Notice of Claim sent prior to the expiration of such Survival Period shall survive until final resolution thereof Except as set forth in clause (ii) above, no claim for indemnification under this Article VII shall be brought after the end of the applicable Survival Period.

(b) Deductible. No amount shall be payable under Article VII by the Stockholders as Indemnifying Party or Buyer as Indemnifying Party unless and until the aggregate amount of all indemnifiable Losses otherwise payable exceeds $200,000 (the “Deductible”), in which event the amount payable shall only be the amount in excess of the amount of the Deductible.

(c) Aggregate Amount Limitation. The aggregate liability for the Stockholders for Losses pursuant to Section 7.1 shall not in any event exceed the Escrow Fund, and Buyer shall have no claim against the Company’s stockholders other than for the Escrow Fund (and any proceeds of the Escrow Fund or distributions with respect to the Escrow Fund). Under no circumstances shall the liability of the Representative or any other single Stockholder (including, but not limited to, such expenses, fees, and costs associated with indemnification under this Agreement) exceed that Stockholder’s proportionate share of the Escrow Fund. The aggregate liability of the Buyer (as Indemnifying Party) for Losses pursuant to Section 7.1 shall not in any event exceed Two Million Dollars ($2,000,000). Notwithstanding any other provision to the contrary herein, the parties acknowledge and agree that Buyer’s Right of Off-set shall not exceed Five Hundred Thousand ($500,000) against the Promissory Notes in the event of any Losses in which Buyer is the Indemnified Party, but in no event will such Right of Off-set be deemed to expand a Stockholder’s liability in an amount beyond such Stockholder’s Pro Rata Portion of the Escrow Fund.

7.5 Exclusive Remedy. Each party hereby acknowledges and agrees that, from and after the Closing, its sole remedy with respect to any and all claims for Losses arising out of or relating to this Agreement shall be pursuant and subject to the requirements of the indemnification provisions set forth in this Article VII (and more specifically, solely to the Escrow Fund and the Right of Offset, in the case of the Buyer); provided, however, that for claims arising under Sections 2.3 and 2.15, after the Escrow Period, the Stockholders shall be jointly liable to Buyer (proportionate to their Pro Rata Portion) subject to the Deductible set forth in Section 7.4(b) and a limitation on the Stockholders’ aggregate liability equal to Two Million Dollars ($2,000,000). Notwithstanding any of the foregoing, nothing contained in this Article VII shall in any way impair, modify or otherwise limit Buyer’s or Company’s right to bring any claim, demand or suit against the other party based upon such other party’s actual fraud or intentional or willful misrepresentation or omission, it being understood that a mere breach of a representation and warranty, without intentional or willful misrepresentation or omission, does not constitute fraud; provided, however, that in the case of any allegation of a Stockholder’s actual fraud or intentional or willful misrepresentation or omission, such claim, demand, or suit, Buyer’s sole remedy shall be to bring a claim, demand, or suit only against the particular Stockholder alleged to have committed such actual fraud or intentional or willful misrepresentation or omission.

7.6 Damages; No Adjustment to Consideration. Amounts paid for indemnification under Article VII shall constitute damages paid by the Stockholders for breach of contract and not as an adjustment to the value of the shares of Buyer Common Stock issued by Buyer as a result of the Stock Purchase.

7.7 Representative Capacities; Application of Escrow Fund. The parties acknowledge that the Representative’s obligations on behalf of the Stockholders under this Article VII are solely as a representative of the Stockholders in the manner set forth in the Escrow Agreement with respect to the obligations to indemnify Buyer under this Article VII and that the Representative shall have no personal responsibility for any expenses incurred by him in such capacity and that all payments to Buyer as a result of such indemnification obligations shall be made solely from, and to the extent of, the Escrow Funds first from cash and then from the shares of Buyer Common Stock. The parties further acknowledge that all actions to be taken by Buyer pursuant to this Article VII shall be taken on its behalf by the Committee in accordance with the provisions of the Escrow Agreement. The Escrow Agent, pursuant to the Escrow Agreement after the Closing, may apply all or a portion of the Escrow Funds to satisfy any claim for indemnification pursuant to this Article VII. The Escrow Agent will hold the remaining portion of the Escrow Funds until final resolution of all claims for indemnification or disputes relating thereto.

ARTICLE VIII

TERMINATION

8.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of Buyer and the Company at any time;

(b) by either Buyer or the Company if the Stock Purchase shall not have been effective by October 15, 2006;

(c) by either Buyer or the Company if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Stock Purchase, which order, decree, ruling or other action is final and nonappealable;

(d) by the Company, upon a material breach of any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement, or if any representation or warranty of Buyer shall have become untrue, in either case such that the conditions set forth in Article VI would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach by Buyer is curable by Buyer prior to the Closing Date, then the Company may not terminate this Agreement under this Section 8.1(d) for thirty (30) days after delivery of written notice from the Company to Buyer of such breach, provided Buyer continues to exercise commercially reasonable efforts to cure such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 8.1(d) if it shall have materially breached this Agreement or if such breach by Buyer is cured during such thirty (30)-day period);

(e) by Buyer, upon a material breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Article VI would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach is curable by the Company prior to the Closing Date, then Buyer may not terminate this Agreement under this Section 8.1(e) for thirty (30) days after delivery of written notice from Buyer to the Company of such breach, provided the Company continues to exercise commercially reasonable efforts to cure such breach (it being understood that Buyer may not terminate this Agreement pursuant to this Section 8.1(e) if it shall have materially breached this Agreement or if such breach by the Company is cured during such thirty (30)-day period); or

(f) by either Buyer or the Company, if, at the Special Meeting including any adjournments thereof), this Agreement and the transactions contemplated thereby shall fail to be approved and adopted by the affirmative vote of the holders of Buyer Common Stock required under Buyer’s certificate of incorporation, or the holders of 20% or more of the number of shares of Buyer Common Stock issued in Buyer’s initial public offering and outstanding as of the date of the record date of the Special Meeting exercise their rights to convert the shares of Buyer Common Stock held by them into cash in accordance with Buyer’s certificate of incorporation.

8.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 8.1 above will be effective immediately upon (or, if the termination is pursuant to Section 8.1(d) or Section 8.1(e) and the proviso therein is applicable, thirty (30) days after) the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect and the Stock Purchase shall be abandoned, except for and subject to the following: (i) Sections 5.5, 5.14, the limitation of liability set forth in Section 7.1(c), 8.2, 8.3 and 8.4 and Article X (General Provisions) shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any breach of this Agreement, including a breach by a party electing to terminate this Agreement pursuant to Section 8.1(b) caused by the action or failure to act of such party constituting a principal cause of or resulting in the failure of the Stock Purchase to occur on or before the date stated therein; provided, however, if Buyer terminates this Agreement pursuant to Section 8.1(e) in relation to any amendment, supplementation or addition to a Company Schedule, no claim for damages may be made.

8.3 Fees and Expenses. Except as otherwise provided in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Stock Purchase is consummated. Each party (i.e., Buyer, Stockholders and Company) shall be responsible for all professional and other fees and expenses that each incurs in connection with the Stock Purchase; provided, that, the Broker’s Fee contingent upon successful closing of the Stock Purchase shall be paid by Buyer on behalf of the Company and the Stockholders in an amount not to exceed Five Hundred Eighty Thousand Dollars ($580,000.00); and the Company shall be responsible for all legal fees incurred in connection with the negotiation and Closing of this Agreement. The Stockholders shall be responsible only for the personal professional expenses each may individually incur in connection with the Stock Purchase. Buyer agrees that it shall pay each month the reasonable expenses Company incurs: (i) to its accountants in connection with the inclusion of the Company financial statements into the Proxy Statement and into the Form 8-K that Buyer shall file following the closing of the Stock Purchase; (ii) to its attorneys, Rees, Broome & Diaz, P.C. (or such other counsel as required in the reasonable judgment of the management of the Company) specifically relating to preparation and review of the Proxy Statement; (iii) in all respects relating to any corporate restructuring in connection with the Stock

Purchase; and (iv) in all respects in connection with the transfer of all Company licenses that must occur to complete the Stock Purchase.

ARTICLE IX

DEFINED TERMS

Terms defined in this Agreement are organized alphabetically as follows, together with the Section and, where applicable, paragraph, number in which definition of each such term is located:

“AAA” Section 10.12

“Affiliate” Section 10.2(f)

“Agreement” preamble

“Applicable Environmental Law” Section 2.16(c)

“Approvals” Section 2.1(a)

“Audited Financial Statements” Section 2.7(a)

“Blue Sky Laws” Section 1.6(b)

“Buyer” Heading

“Buyer Class B Common Stock” Section 3.3(a)

“Buyer Closing Certificate” Section 6.2(a)

“Buyer Common Stock” Section l.2(c)

“Buyer Contracts” Section 3.3(a)

“Buyer Convertible Securities” Section 3.3(a)

“Buyer Indemnitees” Section 7.1(a)

“Buyer Plan” Section 5.1(a)

“Buyer Preferred Stock” Section 3.3(a)

“Buyer SEC Reports” Section 3.7(a)

“Buyer Schedule” Article III Preamble

“Buyer Securities” Section 1.2

“Buyer Stockholder Approval” Section 5.1(a)

“Buyer Stock Options” Section 3.3(a)

“Buyer Warrants” Section 3.3(a)

“Broker’s Fee” Section 2.17

“Capitalization Amendment” Section 5.1(a)

“Change of Control” Section 1.9

“Charter Documents” Section 2.1

“Class W Escrow Warrants” Section 1.9

“Class W Warrants” Section 1.2(d)

“Class Z Escrow Warrants” Section 1.9

“Class Z Warrants” Section 1.2(e)

“Closing” Section 1.3

“Closing Date” Section 1.3

“Committee” Section 1.7(a)

“Company” Heading

“Company Closing Certificate” Section 6.3(a)

“Company Common Stock” Section 2.3(a)

“Company Contracts” Section 2.19(a)

“Company Intellectual Property” Section 2.18

“Company Products” Section 2.18

“Company Registered Intellectual Property” Section 2.18

“Company Schedule” Article II Preamble

“Company Stock Options” Section 2.3(a)

“Corporate Records” Section 2.1(c)

“Deductible” Section 7.4(b)

“Disclosure Schedules” Section 5.13

“Encumbrances” Section 1.1

“Escrow Agreement” Section 1.4

“Escrow Fund” Section 1.4

“Escrow Period” Section 1.4

“Escrow Shares” Section 1.4

“Escrowed Warrants” Section 1.9

“Exchange Act” Section 1.6(b)

“Governmental Action/Filing” Section 2.21

“Governmental Entity” Section 1.6(b)

“Greenberg Traurig” Section 1.2

“Insider” Section 2.19(a)(i)

“Insurance Policies” Section 2.20

“Intellectual Property” Section 2.18

“Knowledge” Section 10.2(d)

“Leased Real Property” Section 2.14(a)

“Legal Requirements” Section 10.2(b)

“Letter of Intent” Section 10.4

“Lien” Section 10.2(e)

“Losses” Section 7.1(b)

“Material Adverse Effect” Section 10.2(a)

“Material Company Contracts” Section 2.19(a)

“Stock Purchase Form 8-K” Section 5.3(a)

“Name Change Amendment” Section 5.1(a)

“NASD” Section 3.9

“Notice of Claim” Section 7.2(a)

“OTC BB” Section 3.9

“Other Filings” Section 5.1(a)

“Patents” Section 2.18

“Person” Section 10.2(c)

“Personal Property” Section 2.14(a)

“Plans” Section 2.11(a)

“Press Release” Section 5.3(a)

“Pro Rata Portion” Section 1.2

“Proxy Statement” Section 2.24(b)

“Purchase Consideration” Section 1.2

“Registered Intellectual Property” Section 2.18

“Registration Statement” Section 2.24(a)

“Representative” Section 1.4

“Returns” Section 2.15(b)(i)

“Right of Off-set” Section 1.4

“Routine Operating Contracts” Section 2.19(a)

“SEC” Section 2.24

“Securities Act” Section 1.6(b)

“Special Meeting” Section 2.24(b)

“Stockholder/Stockholders” Heading

“Subject Party” Section 5.5(b)(iii)

“Subsidiary/Subsidiaries” Section 2.2(a)

“Substitute Cash Escrow” Section 1.4

“Survival Period” Section 7.4(a)

“Tax/Taxes” Section 2.15(a)

“Third Party Claim” Section 7.2

“Total Cash Consideration” 1.2(a)

“Trademarks” Section 2.18

“Trust Fund” Section 3.11

“U.S. GAAP” Section 2.7(a)

“Unaudited Financial Statements” Section 2.7(b)

“Warrants” Section 1.2

“Warrant Escrow Agreement” Section 1.9

ARTICLE X

GENERAL PROVISIONS

10.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice if then followed by postal mail of such notice or communication):

if to Buyer, to:

Mercator Partners Acquisition Corp

One Fountain Square

11911 Freedom Drive, Suite 1080

Reston, VA 20190

Attention: Rhodric C. Hackman

Telephone: 703- 995-5534

Facsimile: 703- 995-5535

with a copy to:

Mark J. Wishner, Esq.

Greenberg Traurig

1750 Tysons Boulevard, Suite 1200

McLean, VA 22102

Telephone: 703-749-1352

Facsimile: 703-714-8359

if to the Company or Stockholders, to:

Global Internetworking, Inc.

8484 Westpark Drive, Suite 720

McLean, VA 22102

Attention: D. Michael Keenan

Telephone: (703) 442-5500

Facsimile: (703) 442-5595

with a copy to:

Reese, Broome & Diaz

8133 Leesburg Pike

Ninth Floor

Vienna, VA 22182

Attention: Joel M. Birken

Phone: (703) 790-1911

Fax: (703) 848-2530

10.2 Interpretation. When a reference is made in this Agreement to an Exhibit or Schedule, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of’ an entity, such reference shall be deemed to include the business of all direct and indirect Subsidiaries of such entity. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity. For purposes of this Agreement:

(a) the term “Material Adverse Effect” when used in connection with an entity means any change, event, violation, inaccuracy, circumstance or effect, individually or when aggregated with other changes, events, violations, inaccuracies, circumstances or effects, that is materially adverse to the business, assets (including intangible assets), revenues, financial condition or results of operations of such entity, it being understood that none of the following alone or in combination shall be deemed, in and of itself, to constitute a Material Adverse Effect: (i) changes attributable to the public announcement or pendency of the transactions contemplated hereby, (ii) changes in general national or regional economic conditions, (iii) any SEC rulemaking requiring enhanced disclosure of reverse merger transactions with a public shell, or (iv) changes in economic conditions in the telecommunications industry generally;

(b) the term “Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and all requirements set forth in applicable Company Contracts or Buyer Contracts;

(c) the term “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity;

(d) the term “Knowledge” means actual knowledge or awareness as to a specified fact or event of a Person that is an individual or of an executive officer or director of a Person that is a corporation or of a Person in a similar capacity of an entity other than a corporation.

(e) the term “Lien” means any mortgage, pledge, security interest, encumbrance, lien, restriction or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any Affiliate of the seller, or any agreement to give any security interest);

(f) the term “Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and

(g) all monetary amounts set forth herein are referenced in United States dollars, unless otherwise noted.

10.3 Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement amid shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Delivery by facsimile to counsel for the other party of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.

10.4 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Schedules hereto (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the letter of intent between Buyer and the Company dated March 31, 2006 (the “Letter of Intent”) is hereby terminated in its entirety and shall be of no further force and effect; and (b) are not intended to confer upon any other person any rights or remedies hereunder (except as specifically provided in this Agreement).

10.5 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.6 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

10.7 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the Commonwealth of Virginia regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.

10.8 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.9 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the first sentence of this Section 10.9, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.10 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties.

10.11 Extension; Waiver. At any time prior to the Closing, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

10.12 Arbitration. Except with respect to pre-Closing disputes between the parties with respect to title and environmental issues, the procedures for resolution of which are set out in Section 5.4 as the exclusive means for resolving such disputes, any disputes or claims arising under or in connection with this Agreement or the transactions contemplated hereunder shall be resolved by binding arbitration. Notice of a demand to arbitrate a dispute by either party shall be given in writing to the other at their last known address. Arbitration shall be commenced by the filing by a party of an arbitration demand with the American Arbitration Association (“AAA”). The arbitration and resolution of the dispute shall be resolved by a single arbitrator appointed by the AAA pursuant to AAA rules. The arbitration shall in all respects be governed and conducted by applicable AAA rules, and any award and/or decision shall be conclusive and binding on the parties. The arbitration shall be conducted in Washington, D.C. The arbitrator shall supply a written opinion supporting any award, and judgment may be entered on the award in any court of competent jurisdiction. Each party shall pay its own fees and expenses for the arbitration, except that any costs and charges imposed by the AAA and any fees of the arbitrator for his services shall be assessed against the losing party by the arbitrator. In the event that preliminary or permanent injunctive relief is necessary or desirable in order to prevent a party from acting contrary to this Agreement or to prevent irreparable harm prior to a confirmation of an arbitration award, then either party is authorized and entitled to commence a lawsuit solely to obtain equitable relief against the other pending the completion of the arbitration in a court having jurisdiction over the parties. Each party hereby consents to the exclusive jurisdiction of the federal and state courts located in the Commonwealth of Virginia, for such purpose. All rights and remedies of the parties shall be cumulative and in addition to any other rights and remedies obtainable from arbitration.

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EXECUTION

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

MERCATOR PARTNERS ACQUISITION CORP.

By:	/s/ Rhodric C. Hackman
Rhodric C. Hackman, President

GLOBAL INTERNETWORKING, INC.

By:	/s/ D. Michael Keenan
D. Michael Keenan, CEO

STOCKHOLDERS:

/s/ D. Michael Keenan
D. Michael Keenan

/s/ Todd J. Vecchio
Todd J. Vecchio

/s/ Raymond E. Wiseman
Raymond E. Wiseman

EXECUTION

INDEX OF EXHIBITS AND SCHEDULES

EXHIBITS

EXHIBIT A	–	PROMISSORY NOTE

EXHIBIT B	–	FORM OF LOCK-UP AGREEMENT

EXHIBIT C	–	FORM OF OPINION OF GREENBERG TRAURIG

EXHIBIT D	–	FORM OF EMPLOYMENT AGREEMENT FOR PRINCIPALS

EXHIBIT E	–	FORM OF OPINION OF REESE, BROOME & DIAZ, P.C.

EXHIBIT F	–	OFFERING DOCUMENT

SCHEDULES

SCHEDULE 1.2	–	PURCHASE PRICE ALLOCATION, PRO RATA PORTIONS

SCHEDULE 1.5	–	AFFILIATES OF THE COMPANY

SCHEDULE 2	–	COMPANY DISCLOSURE SCHEDULE

SCHEDULE 3	–	BUYER DISCLOSURE SCHEDULE